As filed with the Securities and Exchange Commission on August 20, 2026
Registration No. 333-293349

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-2

☒ REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☐ PRE-EFFECTIVE AMENDMENT NO. ☒ POST-EFFECTIVE AMENDMENT NO. 23
PROSPECT CAPITAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

10 East 40th Street, 42nd Floor
New York, NY 10016
(Address of Principal Executive Offices)

(212) 448-0702
(Registrant’s Telephone Number, including Area Code)

John F. Barry III
Kristin L. Van Dask
c/o Prospect Capital Management L.P.
10 East 40th Street, 42nd Floor
New York, NY 10016
(212) 448-0702
(Name and Address of Agent for Service)
Copies to:

Kenneth E. Burdon, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 212-455-2000
______________________________________
Approximate Date of Proposed Public Offering: From time to time after the effective date of this Registration Statement.
 ______________________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

If this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto, check the following box ☒

If this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box ☐

It is proposed that this filing will become effective (check appropriate box):

☐	when declared effective pursuant to section 8(c) of the Securities Act
☐	Immediately upon filing pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)
☐	On (date) pursuant to paragraph (a)

If appropriate, check the following box:

☐	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.
☐
This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .

☐
This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .

☒
This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-269714.

Check each box that appropriately characterizes the Registrant:

☐	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (the “Investment Company Act”))
☒	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act.
☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).
☒	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
☒	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).
☐
If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 23 to the Registration Statement on Form N-2 (File No. 333-293349) of Prospect Capital Corporation (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 23 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 23 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 23 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C—OTHER INFORMATION

ITEM 25.  FINANCIAL STATEMENTS AND EXHIBITS

(1)    Financial Statements

The following statements of Prospect Capital Corporation (the “Company” or the “Registrant”) are incorporated by reference into Part A of this Registration Statement:

Report of Independent Registered Public Accounting Firm
Consolidated Statements of Assets and Liabilities as of June 30, 2022 and June 30, 2021
Consolidated Statements of Operations for the years ended June 30, 2022, 2021 and 2020
Consolidated Statements of Changes in Net Assets and Temporary Equity for the years ended June 30, 2022, 2021 and 2020
Consolidated Statements of Cash Flows for the years ended June 30, 2022, 2021 and 2020
Consolidated Schedules of Investments as of June 30, 2022 and June 30, 2021
Notes to Consolidated Financial Statements
National Property REIT Corp. Financial Statements
First Tower Finance Company LLC Financial Statements
Consolidated Statements of Assets and Liabilities as of December 31, 2022 (unaudited) and June 30, 2022
Consolidated Statements of Operations for the three and six months ended December 31, 2022 and December 31, 2021 (unaudited)
Consolidated Statements of Changes in Net Assets and Temporary Equity for the six months ended December 31, 2022 and December 31, 2021 (unaudited)
Consolidated Statements of Cash Flows for the six months ended December 31, 2022 and December 31, 2021 (unaudited)
Consolidated Schedules of Investments as of December 31, 2022 (unaudited) and June 30, 2021
Notes to Consolidated Financial Statements

(2)    Exhibits

The agreements included or incorporated by reference as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Description
(a)(1)	Articles of Amendment and Restatement(40)
(a)(2)	Articles of Amendment(78)
(a)(3)	Articles Supplementary to the Articles of Amendment and Restatement of Prospect Capital Corporation (79)
(a)(4)	Articles Supplementary to the Articles of Amendment and Restatement of Prospect Capital Corporation (81)
(a)(5)	Certificate of Correction to the Articles Supplementary of Prospect Capital Corporation(82)
(a)(6)	Articles Supplementary to the Articles of Amendment and Restatement of Prospect Capital Corporation(103)
(a)(7)	Articles Supplementary to the Articles of Amendment and Restatement of Prospect Capital Corporation(114)
(a)(8)	Certificate of Correction to Articles Supplementary of Prospect Capital Corporation(115)
(a)(9)	Articles Supplementary to the Articles of Amendment and Restatement of Prospect Capital Corporation(146)
(a)(10)	Articles Supplementary to the Articles of Amendment and Restatement of Prospect Capital Corporation(162)
(a)(11)	Articles Supplementary to the Articles of Amendment and Restatement of Prospect Capital Corporation(179)

Description
(a)(12)	Articles Supplementary to the Articles of Amendment and Restatement of Prospect Capital Corporation(181)
(b)(1)	Amended and Restated Bylaws(47)
(c)	Not Applicable
(d)(1)	Form of Share Certificate(1)
(d)(2)	Statement of Eligibility of U.S. Bank National Association on Form T-1(199)
(d)(3)	Indenture dated as of February 16, 2012, by and between the Registrant and American Stock Transfer & Trust Company, LLC, as Trustee(6)
(d)(4)
Agreement of Resignation, Appointment and Acceptance dated as of March 12, 2012, by and among the Registrant, American Stock Transfer & Trust Company, LLC, as Retiring Trustee, and U.S. Bank National Association, as Successor Trustee (7)

(d)(5)	Twenty-Second Supplemental Indenture dated as of November 23, 2012, to the U.S. Bank Indenture and Form of 6.625% Prospect Capital InterNote® due 2042(8)
(d)(6)	Twenty-Fourth Supplemental Indenture dated as of November 29, 2012, to the U.S. Bank Indenture and Form of 5.750% Prospect Capital InterNote® due 2032(9)
(d)(7)	Twenty-Fifth Supplemental Indenture dated as of November 29, 2012, to the U.S. Bank Indenture and Form of 6.500% Prospect Capital InterNote® due 2042(10)
(d)(8)	Thirty-Ninth Supplemental Indenture dated as of January 4, 2013, to the U.S. Bank Indenture and Form of 4.875% Prospect Capital InterNote® due 2031(11)
(d)(9)	Forty-Second Supplemental Indenture dated as of January 10, 2013, to the U.S. Bank Indenture and Form of 4.750% Prospect Capital InterNote® due 2031(12)
(d)(10)	Forty-Fifth Supplemental Indenture dated as of January 17, 2013, to the U.S. Bank Indenture and Form of 4.625% Prospect Capital InterNote® due 2031(13)
(d)(11)	Forty-Eighth Supplemental Indenture dated as of January 25, 2013, to the U.S. Bank Indenture and Form of 4.500% Prospect Capital InterNote® due 2031(14)
(d)(12)	Forty-Ninth Supplemental Indenture dated as of January 25, 2013, to the U.S. Bank Indenture and Form of 5.500% Prospect Capital InterNote® due 2043(15)
(d)(13)	Fifty-First Supplemental Indenture dated as of January 31, 2013, to the U.S. Bank Indenture and Form of 4.500% Prospect Capital InterNote® due 2031(16)
(d)(14)	Fifty-Second Supplemental Indenture dated as of January 31, 2013, to the U.S. Bank Indenture and Form of 5.500% Prospect Capital InterNote® due 2043(16)
(d)(15)	Fifty-Fourth Supplemental Indenture dated as of February 7, 2013, to the U.S. Bank Indenture and Form of 4.500% Prospect Capital InterNote® due 2031(17)
(d)(16)	Fifty-Fifth Supplemental Indenture dated as of February 7, 2013, to the U.S. Bank Indenture and Form of 5.500% Prospect Capital InterNote® due 2043(17)
(d)(17)	Fifty-Seventh Supplemental Indenture dated as of February 22, 2013, to the U.S. Bank Indenture and Form of 4.500% Prospect Capital InterNote® due 2031(18)
(d)(18)	Fifty-Eighth Supplemental Indenture dated as of February 22, 2013, to the U.S. Bank Indenture and Form of 5.500% Prospect Capital InterNote® due 2043(18)
(d)(19)	Sixtieth Supplemental Indenture dated as of February 28, 2013, to the U.S. Bank Indenture and Form of 4.500% Prospect Capital InterNote® due 2031(19)
(d)(20)	Sixty-First Supplemental Indenture dated as of February 28, 2013, to the U.S. Bank Indenture and Form of 5.500% Prospect Capital InterNote® due 2043(19)
(d)(21)	Sixty-Third Supplemental Indenture dated as of March 7, 2013, to the U.S. Bank Indenture and Form of 4.500% Prospect Capital InterNote® due 2031(20)
(d)(22)	Sixty-Fourth Supplemental Indenture dated as of March 7, 2013, to the U.S. Bank Indenture and Form of 5.500% Prospect Capital InterNote® due 2043(20)
(d)(23)	Sixty-Sixth Supplemental Indenture dated as of March 14, 2013, to the U.S. Bank Indenture and Form of 4.125% to 6.000% Prospect Capital InterNote® due 2031(21)
(d)(24)	Sixty-Seventh Supplemental Indenture dated as of March 14, 2013, to the U.S. Bank Indenture and Form of 5.500% Prospect Capital InterNote® due 2043(21)
(d)(25)	Supplemental Indenture dated as of March 15, 2013, to the U.S. Bank Indenture(22)
(d)(26)	Form of Global Note 5.875% Senior Note due 2023(23)
(d)(27)	Seventieth Supplemental Indenture dated as of March 21, 2013, to the U.S. Bank Indenture and Form of 4.125% to 6.000% Prospect Capital InterNote® due 2031(24)
(d)(28)	Seventy-First Supplemental Indenture dated as of March 21, 2013, to the U.S. Bank Indenture and Form of 5.500% Prospect Capital InterNote® due 2043(24)

Description
(d)(29)	Seventy-Fourth Supplemental Indenture dated as of March 28, 2013, to the U.S. Bank Indenture and Form of 4.125% to 6.000% Prospect Capital InterNote® due 2031(25)
(d)(30)	Seventy-Fifth Supplemental Indenture dated as of March 28, 2013, to the U.S. Bank Indenture and Form of 5.500% Prospect Capital InterNote® due 2043(25)
(d)(31)	Seventy-Eighth Supplemental Indenture dated as of April 4, 2013, to the U.S. Bank Indenture and Form of 4.625% to 6.500% Prospect Capital InterNote® due 2031(26)
(d)(32)	Eighty-Second Supplemental Indenture dated as of April 11, 2013, to the U.S. Bank Indenture and Form of 5.500% Prospect Capital InterNote® due 2031(27)
(d)(33)	Ninety-Third Supplemental Indenture dated as of May 2, 2013, to the U.S. Bank Indenture and Form of 6.250% Prospect Capital InterNote® due 2043(28)
(d)(34)	Ninety-Sixth Supplemental Indenture dated as of May 9, 2013, to the U.S. Bank Indenture and Form of 6.250% Prospect Capital InterNote® due 2043(29)
(d)(35)	Ninety-Ninth Supplemental Indenture dated as of May 23, 2013, to the U.S. Bank Indenture and Form of 6.250% Prospect Capital InterNote® due 2043(30)
(d)(36)	One Hundred-Third Supplemental Indenture dated as of May 31, 2013, to the U.S. Bank Indenture and Form of 6.250% Prospect Capital InterNote® due 2043(31)
(d)(37)	One Hundred Ninety-First Supplemental Indentur e dated as of November 7, 2013, to the U.S. Bank Indenture and Form of 6.500% Prospect Capital InterNote® due 2038(33)
(d)(38)	One Hundred Ninety-Sixth Supplemental Indenture dated as of November 15, 2013, to the U.S. Bank Indenture and Form of 6.500% Prospect Capital InterNote® due 2038(34)
(d)(39)	Two Hundred First Supplemental Indenture dated as of November 21, 2013, to the U.S. Bank Indenture and Form of 6.500% Prospect Capital InterNote® due 2038(35)
(d)(40)	Two Hundred Sixth Supplemental Indenture dated as of November 29, 2013, to the U.S. Bank Indenture and Form of 6.500% Prospect Capital InterNote® due 2038(36)
(d)(41)	Three Hundred Eighteenth Supplemental Indenture dated as of May 1, 2014, to the U.S. Bank Indenture and Form of 6.250% Prospect Capital InterNote® due 2039(38)
(d)(42)	Three Hundred Twenty-Third Supplemental Indenture dated as of May 8, 2014, to the U.S. Bank Indenture and Form of 6.250% Prospect Capital InterNote® due 2039(39)
(d)(43)	Form of Global Note of 5.875% Senior Notes due 2023(51)
(d)(44)	Supplemental Indenture dated as of October 1, 2018, to the U.S. Bank Indenture(52)
(d)(45)	Form of 6.375% Senior Note due 2024(52)
(d)(46)	Supplemental Indenture dated as of March 1, 2019, to the U.S. Bank Indenture, and Form of 6.375% Convertible Note due 2025(198)
(d)(47)	Seven Hundred Nineteenth Supplemental Indenture dated as of August 1, 2019, to the U.S. Bank Indenture, and Form of 4.250% to 6.750% Prospect Capital InterNote® due 2029(53)
(d)(48)	Form of Supplemental Indenture (floating rate notes)(216)
(d)(49)	Form of Supplemental Indenture (fixed rate notes)(215)
(d)(50)	Seven Hundred Twenty-Third Supplemental Indenture dated as of August 8, 2019, to the U.S. Bank Indenture, and Form of 4.250% to 6.750% Prospect Capital InterNote® due 2029(55)
(d)(51)	Seven Hundred Twenty-Seventh Supplemental Indenture dated as of August 15, 2019, to the U.S. Bank Indenture, and Form of 4.000% to 6.500% Prospect Capital InterNote® due 2029(56)
(d)(52)	Seven Hundred Thirtieth Supplemental Indenture dated as of August 22, 2019, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2029(57)
(d)(53)	Seven Hundred Thirty-First Supplemental Indenture dated as of August 22, 2019, to the U.S. Bank Indenture, and Form of 3.750% to 6.250% Prospect Capital InterNote® due 2029(57)
(d)(54)	Seven Hundred Thirty-Fourth Supplemental Indenture dated as of September 26, 2019, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2029(61)
(d)(55)	Seven Hundred Thirty-Fifth Supplemental Indenture dated as of September 26, 2019, to the U.S. Bank Indenture, and Form of 3.750% to 6.250% Prospect Capital InterNote® due 2029(62)
(d)(56)	Seven Hundred Thirty-Eighth Supplemental Indenture dated as of October 3, 2019, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2029(63)
(d)(57)	Seven Hundred Thirty-Ninth Supplemental Indenture dated as of October 3, 2019, to the U.S. Bank Indenture, and Form of 3.750% to 6.250% Prospect Capital InterNote® due 2029(64)
(d)(58)	Seven Hundred Forty-Second Supplemental Indenture dated as of October 10, 2019, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2029(65)
(d)(59)	Seven Hundred Forty-Third Supplemental Indenture dated as of October 10, 2019, to the U.S. Bank Indenture, and Form of 3.750% to 6.250% Prospect Capital InterNote® due 2029(66)

Description
(d)(60)	Seven Hundred Forty-Sixth Supplemental Indenture dated as of October 18, 2019, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2029(67)
(d)(61)	Seven Hundred Forty-Ninth Supplemental Indenture dated as of October 24, 2019, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2029(68)
(d)(62)	Seven Hundred Fifty-Second Supplemental Indenture dated as of October 31, 2019, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2029(69)
(d)(63)	Seven Hundred Seventieth Supplemental Indenture dated as of December 19, 2019, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2029(70)
(d)(64)	Seven Hundred Ninety-Fourth Supplemental Indenture dated as of February 12, 2020, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2030(71)
(d)(65)	Eight Hundred Fourteenth Supplemental Indenture dated as of April 30, 2020, to the U.S. Bank Indenture, and Form of 5.250% Prospect Capital InterNote® due 2027(74)
(d)(66)	Eight Hundred Seventeenth Supplemental Indenture dated as of May 7, 2020, to the U.S. Bank Indenture, and Form of 5.250% Prospect Capital InterNote® due 2027(75)
(d)(67)	Eight Hundred Twentieth Supplemental Indenture dated as of May 14, 2020, to the U.S. Bank Indenture, and Form of 5.250% Prospect Capital InterNote® due 2027(76)
(d)(68)	Eight Hundred Twenty-Third Supplemental Indenture dated as of May 29, 2020, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2027(77)
(d)(69)	Nine Hundred Fourteenth Supplemental Indenture dated as of January 7, 2021, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2031(83)
(d)(70)	Nine Hundred Fifteenth Supplemental Indenture dated as of January 14, 2021, to the U.S. Bank Indenture, and Form of 1.500% Prospect Capital InterNote® due 2024(84)
(d)(71)	Nine Hundred Seventeenth Supplemental Indenture dated as of January 14, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2028(84)
(d)(72)	Nine Hundred Eighteenth Supplemental Indenture dated as of January 14, 2021, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2031(84)
(d)(73)	Supplemental Indenture dated as of January 22, 2021, to the U.S. Bank Indenture, and Form of 3.706% Notes due 2026(85)
(d)(74)	Nine Hundred Nineteenth Supplemental Indenture dated as of January 22, 2021, to the U.S. Bank Indenture, and Form of 1.500% Prospect Capital InterNote® due 2024(86)
(d)(75)	Nine Hundred Twentieth Supplemental Indenture dated as of January 22, 2021, to the U.S. Bank Indenture, and Form of 2.000% Prospect Capital InterNote® due 2026(86)
(d)(76)	Nine Hundred Twenty-First Supplemental Indenture dated as of January 22, 2021, to the U.S. Bank Indenture, and Form of 2.250% Prospect Capital InterNote® due 2028(86)
(d)(77)	Nine Hundred Twenty-Second Supplemental Indenture dated as of January 22, 2021, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2031(86)
(d)(78)	Nine Hundred Twenty-Third Supplemental Indenture dated as of January 28, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(87)
(d)(79)	Nine Hundred Twenty-Fourth Supplemental Indenture dated as of January 28, 2021, to the U.S. Bank Indenture, and Form of 3.250% Prospect Capital InterNote® due 2028(87)
(d)(80)	Nine Hundred Twenty-Fifth Supplemental Indenture dated as of January 28, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2031(87)
(d)(81)	Nine Hundred Twenty-Sixth Supplemental Indenture dated as of February 4, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(88)
(d)(82)	Nine Hundred Twenty-Seventh Supplemental Indenture dated as of February 4, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(88)
(d)(83)	Nine Hundred Twenty-Eighth Supplemental Indenture dated as of February 4, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(88)
(d)(84)	Nine Hundred Twenty-Ninth Supplemental Indenture dated as of February 11, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(89)
(d)(85)	Nine Hundred Thirtieth Supplemental Indenture dated as of February 11, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(89)
(d)(86)	Nine Hundred Thirty-First Supplemental Indenture dated as of February 11, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(89)
(d)(87)	Nine Hundred Thirty-Second Supplemental Indenture dated as of February 25, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(90)
(d)(88)	Nine Hundred Thirty-Third Supplemental Indenture dated as of February 25, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(90)

Description
(d)(89)	Nine Hundred Thirty-Fourth Supplemental Indenture dated as of February 25, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(90)
(d)(90)	Nine Hundred Thirty-Fifth Supplemental Indenture dated as of March 4, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(92)
(d)(91)	Nine Hundred Thirty-Sixth Supplemental Indenture dated as of March 4, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(92)
(d)(92)	Nine Hundred Thirty-Seventh Supplemental Indenture dated as of March 4, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(92)
(d)(93)	Nine Hundred Thirty-Eighth Supplemental Indenture dated as of March 11, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(93)
(d)(94)	Nine Hundred Thirty-Ninth Supplemental Indenture dated as of March 11, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(93)
(d)(95)	Nine Hundred Fortieth Supplemental Indenture dated as of March 11, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(93)
(d)(96)	Nine Hundred Forty-First Supplemental Indenture dated as of March 18, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(94)
(d)(97)	Nine Hundred Forty-Second Supplemental Indenture dated as of March 18, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(94)
(d)(98)	Nine Hundred Forty-Third Supplemental Indenture dated as of March 18, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(94)
(d)(99)	Nine Hundred Forty-Fourth Supplemental Indenture dated as of March 25, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(95)
(d)(100)	Nine Hundred Forty-Fifth Supplemental Indenture dated as of March 25, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(95)
(d)(101)	Nine Hundred Forty-Sixth Supplemental Indenture dated as of March 25, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(95)
(d)(102)	Nine Hundred Forty-Seventh Supplemental Indenture dated as of April 1, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(96)
(d)(103)	Nine Hundred Forty-Eighth Supplemental Indenture dated as of April 1, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(96)
(d)(104)	Nine Hundred Forty-Ninth Supplemental Indenture dated as of April 1, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(96)
(d)(105)	Nine Hundred Fiftieth Supplemental Indenture dated as of April 8, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(97)
(d)(106)	Nine Hundred Fifty-First Supplemental Indenture dated as of April 8, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(97)
(d)(107)	Nine Hundred Fifty-Second Supplemental Indenture dated as of April 8, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(97)
(d)(108)	Nine Hundred Fifty-Third Supplemental Indenture dated as of April 15, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(98)
(d)(109)	Nine Hundred Fifty-Fourth Supplemental Indenture dated as of April 15, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(98)
(d)(110)	Nine Hundred Fifty-Fifth Supplemental Indenture dated as of April 15, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(98)
(d)(111)	Nine Hundred Fifty-Sixth Supplemental Indenture dated as of April 22, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(99)
(d)(112)	Nine Hundred Fifty-Seventh Supplemental Indenture dated as of April 22, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(99)
(d)(113)	Nine Hundred Fifty-Eighth Supplemental Indenture dated as of April 22, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(99)
(d)(114)	Nine Hundred Fifty-Ninth Supplemental Indenture dated as of April 29, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(100)
(d)(115)	Nine Hundred Sixtieth Supplemental Indenture dated as of April 29, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(100)
(d)(116)	Nine Hundred Sixty-First Supplemental Indenture dated as of April 29, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(100)
(d)(117)	Nine Hundred Sixty-Second Supplemental Indenture dated as of May 6, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(101)

Description
(d)(118)	Nine Hundred Sixty-Third Supplemental Indenture dated as of May 6, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(101)
(d)(119)	Nine Hundred Sixty-Fourth Supplemental Indenture dated as of May 6, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(101)
(d)(120)	Nine Hundred Sixty-Fifth Supplemental Indenture dated as of May 20, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(102)
(d)(121)	Nine Hundred Sixty-Sixth Supplemental Indenture dated as of May 20, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(102)
(d)(122)	Nine Hundred Sixty-Seventh Supplemental Indenture dated as of May 20, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(102)
(d)(123)	Supplemental Indenture dated as of May 27, 2021, to the U.S. Bank Indenture, and Form of 3.364% Notes due 2026(105)
(d)(124)	Nine Hundred Sixty-Eighth Supplemental Indenture dated as of May 27, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(106)
(d)(125)	Nine Hundred Sixty-Ninth Supplemental Indenture dated as of May 27, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(106)
(d)(126)	Nine Hundred Seventieth Supplemental Indenture dated as of May 27, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(106)
(d)(127)	Nine Hundred Seventy-First Supplemental Indenture dated as of June 4, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2027(107)
(d)(128)	Nine Hundred Seventy-Second Supplemental Indenture dated as of June 4, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2029(107)
(d)(129)	Nine Hundred Seventy-Third Supplemental Indenture dated as of June 4, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(107)
(d)(130)	Nine Hundred Seventy-Fourth Supplemental Indenture dated as of June 10, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2027(108)
(d)(131)	Nine Hundred Seventy-Fifth Supplemental Indenture dated as of June 10, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2029(108)
(d)(132)	Nine Hundred Seventy-Sixth Supplemental Indenture dated as of June 10, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(108)
(d)(133)	Nine Hundred Seventy-Seventh Supplemental Indenture dated as of June 17, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2027(109)
(d)(134)	Nine Hundred Seventy-Eighth Supplemental Indenture dated as of June 17, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2029(109)
(d)(135)	Nine Hundred Seventy-Ninth Supplemental Indenture dated as of June 17, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2031(109)
(d)(136)	Nine Hundred Eightieth Supplemental Indenture dated as of June 24, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2027(110)
(d)(137)	Nine Hundred Eighty-First Supplemental Indenture dated as of June 24, 2021, to the U.S. Bank Indenture, and Form of 3.400% Prospect Capital InterNote® due 2029(110)
(d)(138)	Nine Hundred Eighty-Second Supplemental Indenture dated as of June 24, 2021, to the U.S. Bank Indenture, and Form of 3.700% Prospect Capital InterNote® due 2031(110)
(d)(139)	Nine Hundred Eighty-Third Supplemental Indenture dated as of June 24, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2033(110)
(d)(140)	Nine Hundred Eighty-Fourth Supplemental Indenture dated as of July 1, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2027(111)
(d)(141)	Nine Hundred Eighty-Fifth Supplemental Indenture dated as of July 1, 2021, to the U.S. Bank Indenture, and Form of 3.400% Prospect Capital InterNote® due 2029(111)
(d)(142)	Nine Hundred Eighty-Sixth Supplemental Indenture dated as of July 1, 2021, to the U.S. Bank Indenture, and Form of 3.700% Prospect Capital InterNote® due 2031(111)
(d)(143)	Nine Hundred Eighty-Seventh Supplemental Indenture dated as of July 1, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2033(111)
(d)(144)	Nine Hundred Eighty-Eighth Supplemental Indenture dated as of July 9, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2028(112)
(d)(145)	Nine Hundred Eighty-Ninth Supplemental Indenture dated as of July 9, 2021, to the U.S. Bank Indenture, and Form of 3.400% Prospect Capital InterNote® due 2031(112)
(d)(146)	Nine Hundred Ninetieth Supplemental Indenture dated as of July 9, 2021, to the U.S. Bank Indenture, and Form of 3.700% Prospect Capital InterNote® due 2033(112)

Description
(d)(147)	Nine Hundred Ninety-First Supplemental Indenture dated as of July 9, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2036(112)
(d)(148)	Nine Hundred Ninety-Second Supplemental Indenture dated as of July 15, 2021, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2033(113)
(d)(149)	Nine Hundred Ninety-Third Supplemental Indenture dated as of July 15, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2028(113)
(d)(150)	Nine Hundred Ninety-Fourth Supplemental Indenture dated as of July 15, 2021, to the U.S. Bank Indenture, and Form of 3.400% Prospect Capital InterNote® due 2031(113)
(d)(151)	Nine Hundred Ninety-Fifth Supplemental Indenture dated as of July 15, 2021, to the U.S. Bank Indenture, and Form of 3.700% Prospect Capital InterNote® due 2033(113)
(d)(152)	Nine Hundred Ninety-Sixth Supplemental Indenture dated as of July 15, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2036(113)
(d)(153)	Nine Hundred Ninety-Seventh Supplemental Indenture dated as of July 22, 2021, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2026(116)
(d)(154)	Nine Hundred Ninety-Eighth Supplemental Indenture dated as of July 22, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2028(116)
(d)(155)	Nine Hundred Ninety-Ninth Supplemental Indenture dated as of July 22, 2021, to the U.S. Bank Indenture, and Form of 3.400% Prospect Capital InterNote® due 2031(116)
(d)(156)	One Thousandth Supplemental Indenture dated as of July 22, 2021, to the U.S. Bank Indenture, and Form of 3.700% Prospect Capital InterNote® due 2036(116)
(d)(157)	One Thousand First Supplemental Indenture dated as of July 22, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(116)
(d)(158)	One Thousand Second Supplemental Indenture dated as of July 29, 2021, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2026(117)
(d)(159)	One Thousand Third Supplemental Indenture dated as of July 29, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2028(117)
(d)(160)	One Thousand Fourth Supplemental Indenture dated as of July 29, 2021, to the U.S. Bank Indenture, and Form of 3.400% Prospect Capital InterNote® due 2031(117)
(d)(161)	One Thousand Fifth Supplemental Indenture dated as of July 29, 2021, to the U.S. Bank Indenture, and Form of 3.700% Prospect Capital InterNote® due 2036(117)
(d)(162)	One Thousand Sixth Supplemental Indenture dated as of July 29, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(117)
(d)(163)	One Thousand Seventh Supplemental Indenture dated as of August 5, 2021, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2026(118)
(d)(164)	One Thousand Eighth Supplemental Indenture dated as of August 5, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2028(118)
(d)(165)	One Thousand Ninth Supplemental Indenture dated as of August 5, 2021, to the U.S. Bank Indenture, and Form of 3.400% Prospect Capital InterNote® due 2031(118)
(d)(166)	One Thousand Tenth Supplemental Indenture dated as of August 5, 2021, to the U.S. Bank Indenture, and Form of 3.700% Prospect Capital InterNote® due 2036(118)
(d)(167)	One Thousand Eleventh Supplemental Indenture dated as of August 5, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(118)
(d)(168)	One Thousand Twelfth Supplemental Indenture dated as of August 12, 2021, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2026(119)
(d)(169)	One Thousand Thirteenth Supplemental Indenture dated as of August 12, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2028(119)
(d)(170)	One Thousand Fourteenth Supplemental Indenture dated as of August 12, 2021, to the U.S. Bank Indenture, and Form of 3.400% Prospect Capital InterNote® due 2031(119)
(d)(171)	One Thousand Fifteenth Supplemental Indenture dated as of August 12, 2021, to the U.S. Bank Indenture, and Form of 3.700% Prospect Capital InterNote® due 2036(119)
(d)(172)	One Thousand Sixteenth Supplemental Indenture dated as of August 12, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(119)
(d)(173)	One Thousand Seventeenth Supplemental Indenture dated as of August 19, 2021, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2026(120)
(d)(174)	One Thousand Eighteenth Supplemental Indenture dated as of August 19, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2028(120)
(d)(175)	One Thousand Nineteenth Supplemental Indenture dated as of August 19, 2021, to the U.S. Bank Indenture, and Form of 3.400% Prospect Capital InterNote® due 2031(120)

Description
(d)(176)	One Thousand Twentieth Supplemental Indenture dated as of August 19, 2021, to the U.S. Bank Indenture, and Form of 3.700% Prospect Capital InterNote® due 2036(120)
(d)(177)	One Thousand Twenty-First Supplemental Indenture dated as of August 19, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(120)
(d)(178)	One Thousand Twenty-Second Supplemental Indenture dated as of August 26, 2021, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2026(121)
(d)(179)	One Thousand Twenty-Third Supplemental Indenture dated as of August 26, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2028(121)
(d)(180)	One Thousand Twenty-Fourth Supplemental Indenture dated as of August 26, 2021, to the U.S. Bank Indenture, and Form of 3.400% Prospect Capital InterNote® due 2031(121)
(d)(181)	One Thousand Twenty-Fifth Supplemental Indenture dated as of August 26, 2021, to the U.S. Bank Indenture, and Form of 3.700% Prospect Capital InterNote® due 2036(121)
(d)(182)	One Thousand Twenty-Sixth Supplemental Indenture dated as of August 26, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(121)
(d)(183)	One Thousand Twenty-Seventh Supplemental Indenture dated as of September 10, 2021, to the U.S. Bank Indenture, and Form of 2.250% Prospect Capital InterNote® due 2026(122)
(d)(184)	One Thousand Twenty-Eighth Supplemental Indenture dated as of September 10, 2021, to the U.S. Bank Indenture, and Form of 2.750% Prospect Capital InterNote® due 2028(122)
(d)(185)	One Thousand Twenty-Ninth Supplemental Indenture dated as of September 10, 2021, to the U.S. Bank Indenture, and Form of 3.150% Prospect Capital InterNote® due 2031(122)
(d)(186)	One Thousand Thirtieth Supplemental Indenture dated as of September 10, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2036(122)
(d)(187)	One Thousand Thirty-First Supplemental Indenture dated as of September 10, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(122)
(d)(188)	One Thousand Thirty-Second Supplemental Indenture dated as of September 16, 2021, to the U.S. Bank Indenture, and Form of 2.250% Prospect Capital InterNote® due 2026(123)
(d)(189)	One Thousand Thirty-Third Supplemental Indenture dated as of September 16, 2021, to the U.S. Bank Indenture, and Form of 2.750% Prospect Capital InterNote® due 2028(123)
(d)(190)	One Thousand Thirty-Fourth Supplemental Indenture dated as of September 16, 2021, to the U.S. Bank Indenture, and Form of 3.150% Prospect Capital InterNote® due 2031(123)
(d)(191)	One Thousand Thirty-Fifth Supplemental Indenture dated as of September 16, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2036(123)
(d)(192)	One Thousand Thirty-Sixth Supplemental Indenture dated as of September 16, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(123)
(d)(193)	One Thousand Thirty-Seventh Supplemental Indenture dated as of September 23, 2021, to the U.S. Bank Indenture, and Form of 2.250% Prospect Capital InterNote® due 2026(124)
(d)(194)	One Thousand Thirty-Eighth Supplemental Indenture dated as of September 23, 2021, to the U.S. Bank Indenture, and Form of 2.750% Prospect Capital InterNote® due 2028(124)
(d)(195)	One Thousand Thirty-Ninth Supplemental Indenture dated as of September 23, 2021, to the U.S. Bank Indenture, and Form of 3.150% Prospect Capital InterNote® due 2031(124)
(d)(196)	One Thousand Fortieth Supplemental Indenture dated as of September 23, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2036(124)
(d)(197)	One Thousand Forty-First Supplemental Indenture dated as of September 23, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(124)
(d)(198)	One Thousand Forty-Second Supplemental Indenture dated as of September 30, 2021, to the U.S. Bank Indenture, and Form of 2.250% Prospect Capital InterNote® due 2026(126)
(d)(199)	Supplemental Indenture dated as of September 30, 2021, to the U.S. Bank Indenture, and Form of 3.437% Notes due 2028(125)
(d)(200)	One Thousand Forty-Third Supplemental Indenture dated as of September 30, 2021, to the U.S. Bank Indenture, and Form of 2.750% Prospect Capital InterNote® due 2028(126)
(d)(201)	One Thousand Forty-Fourth Supplemental Indenture dated as of September 30, 2021, to the U.S. Bank Indenture, and Form of 3.150% Prospect Capital InterNote® due 2031(126)
(d)(202)	One Thousand Forty-Fifth Supplemental Indenture dated as of September 30, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2036(126)
(d)(203)	One Thousand Forty-Sixth Supplemental Indenture dated as of September 30, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(126)
(d)(204)	One Thousand Forty-Seventh Supplemental Indenture dated as of October 7, 2021, to the U.S. Bank Indenture, and Form of 2.250% Prospect Capital InterNote® due 2026(127)

Description
(d)(205)	One Thousand Forty-Eighth Supplemental Indenture dated as of October 7, 2021, to the U.S. Bank Indenture, and Form of 2.750% Prospect Capital InterNote® due 2028(127)
(d)(206)	One Thousand Forty-Ninth Supplemental Indenture dated as of October 7, 2021, to the U.S. Bank Indenture, and Form of 3.150% Prospect Capital InterNote® due 2031(127)
(d)(207)	One Thousand Fiftieth Supplemental Indenture dated as of October 7, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2036(127)
(d)(208)	One Thousand Fifty-First Supplemental Indenture dated as of October 7, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(127)
(d)(209)	One Thousand Fifty-Second Supplemental Indenture dated as of October 15, 2021, to the U.S. Bank Indenture, and Form of 2.250% Prospect Capital InterNote® due 2026(128)
(d)(210)	One Thousand Fifty-Third Supplemental Indenture dated as of October 15, 2021, to the U.S. Bank Indenture, and Form of 2.750% Prospect Capital InterNote® due 2028(128)
(d)(211)	One Thousand Fifty-Fourth Supplemental Indenture dated as of October 15, 2021, to the U.S. Bank Indenture, and Form of 3.150% Prospect Capital InterNote® due 2031(128)
(d)(212)	One Thousand Fifty-Fifth Supplemental Indenture dated as of October 15, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2036(128)
(d)(213)	One Thousand Fifty-Sixth Supplemental Indenture dated as of October 15, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(128)
(d)(214)	One Thousand Fifty-Seventh Supplemental Indenture dated as of October 21, 2021, to the U.S. Bank Indenture, and Form of 2.250% Prospect Capital InterNote® due 2026(129)
(d)(215)	One Thousand Fifty-Eighth Supplemental Indenture dated as of October 21, 2021, to the U.S. Bank Indenture, and Form of 2.750% Prospect Capital InterNote® due 2028(129)
(d)(216)	One Thousand Fifty-Ninth Supplemental Indenture dated as of October 21, 2021, to the U.S. Bank Indenture, and Form of 3.150% Prospect Capital InterNote® due 2031(129)
(d)(217)	One Thousand Sixtieth Supplemental Indenture dated as of October 21, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2036(129)
(d)(218)	One Thousand Sixty-First Supplemental Indenture dated as of October 21, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(129)
(d)(219)	One Thousand Sixty-Second Supplemental Indenture dated as of October 28, 2021, to the U.S. Bank Indenture, and Form of 2.250% Prospect Capital InterNote® due 2026(130)
(d)(220)	One Thousand Sixty-Third Supplemental Indenture dated as of October 28, 2021, to the U.S. Bank Indenture, and Form of 2.750% Prospect Capital InterNote® due 2028(130)
(d)(221)	One Thousand Sixty-Fourth Supplemental Indenture dated as of October 28, 2021, to the U.S. Bank Indenture, and Form of 3.150% Prospect Capital InterNote® due 2031(130)
(d)(222)	One Thousand Sixty-Fifth Supplemental Indenture dated as of October 28, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2036(130)
(d)(223)	One Thousand Sixty-Sixth Supplemental Indenture dated as of October 28, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(130)
(d)(224)	One Thousand Sixty-Seventh Supplemental Indenture dated as of November 4, 2021, to the U.S. Bank Indenture, and Form of 2.400% Prospect Capital InterNote® due 2026(131)
(d)(225)	One Thousand Sixty-Eighth Supplemental Indenture dated as of November 4, 2021, to the U.S. Bank Indenture, and Form of 2.800% Prospect Capital InterNote® due 2028(131)
(d)(226)	One Thousand Sixty-Ninth Supplemental Indenture dated as of November 4, 2021, to the U.S. Bank Indenture, and Form of 3.250% Prospect Capital InterNote® due 2031(131)
(d)(227)	One Thousand Seventieth Supplemental Indenture dated as of November 4, 2021, to the U.S. Bank Indenture, and Form of 3.600% Prospect Capital InterNote® due 2036(131)
(d)(228)	One Thousand Seventy-First Supplemental Indenture dated as of November 4, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(131)
(d)(229)	One Thousand Seventy-Second Supplemental Indenture dated as of November 18, 2021, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2026(132)
(d)(230)	One Thousand Seventy-Third Supplemental Indenture dated as of November 18, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2028(132)
(d)(231)	One Thousand Seventy-Fourth Supplemental Indenture dated as of November 18, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2031(132)
(d)(232)	One Thousand Seventy-Fifth Supplemental Indenture dated as of November 18, 2021, to the U.S. Bank Indenture, and Form of 3.750% Prospect Capital InterNote® due 2036(132)
(d)(233)	One Thousand Seventy-Sixth Supplemental Indenture dated as of November 18, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(132)

Description
(d)(234)	One Thousand Seventy-Seventh Supplemental Indenture dated as of November 26, 2021, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2026(133)
(d)(235)	One Thousand Seventy-Eighth Supplemental Indenture dated as of November 26, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2028(133)
(d)(236)	One Thousand Seventy-Ninth Supplemental Indenture dated as of November 26, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2031(133)
(d)(237)	One Thousand Eightieth Supplemental Indenture dated as of November 26, 2021, to the U.S. Bank Indenture, and Form of 3.750% Prospect Capital InterNote® due 2036(133)
(d)(238)	One Thousand Eighty-First Supplemental Indenture dated as of November 26, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(133)
(d)(239)	One Thousand Eighty-Second Supplemental Indenture dated as of December 2, 2021, to the U.S. Bank Indenture, and Form of 2.750% Prospect Capital InterNote® due 2026(134)
(d)(240)	One Thousand Eighty-Third Supplemental Indenture dated as of December 2, 2021, to the U.S. Bank Indenture, and Form of 3.250% Prospect Capital InterNote® due 2028(134)
(d)(241)	One Thousand Eighty-Fourth Supplemental Indenture dated as of December 2, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2031(134)
(d)(242)	One Thousand Eighty-Sixth Supplemental Indenture dated as of December 2, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(134)
(d)(243)	One Thousand Eighty-Seventh Supplemental Indenture dated as of December 9, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(135)
(d)(244)	One Thousand Eighty-Eighth Supplemental Indenture dated as of December 9, 2021, to the U.S. Bank Indenture, and Form of 3.250% Prospect Capital InterNote® due 2028(135)
(d)(245)	One Thousand Eighty-Ninth Supplemental Indenture dated as of December 9, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2031(135)
(d)(246)	One Thousand Ninetieth Supplemental Indenture dated as of December 9, 2021, to the U.S. Bank Indenture, and Form of 3.750% Prospect Capital InterNote® due 2036(135)
(d)(247)	One Thousand Ninety-First Supplemental Indenture dated as of December 9, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(135)
(d)(248)	One Thousand Ninety-Second Supplemental Indenture dated as of December 16, 2021, to the U.S. Bank Indenture, and Form of 3.000% Prospect Capital InterNote® due 2026(136)
(d)(249)	One Thousand Ninety-Third Supplemental Indenture dated as of December 16, 2021, to the U.S. Bank Indenture, and Form of 3.250% Prospect Capital InterNote® due 2028(136)
(d)(250)	One Thousand Ninety-Fourth Supplemental Indenture dated as of December 16, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2031(136)
(d)(251)	One Thousand Ninety-Fifth Supplemental Indenture dated as of December 16, 2021, to the U.S. Bank Indenture, and Form of 3.750% Prospect Capital InterNote® due 2036(136)
(d)(252)	One Thousand Ninety-Sixth Supplemental Indenture dated as of December 16, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2051(136)
(d)(253)	One Thousand Ninety-Seventh Supplemental Indenture dated as of December 23, 2021, to the U.S. Bank Indenture, and Form of 3.250% Prospect Capital InterNote® due 2026(137)
(d)(254)	One Thousand Ninety-Eighth Supplemental Indenture dated as of December 23, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(137)
(d)(255)	One Thousand Ninety-Ninth Supplemental Indenture dated as of December 23, 2021, to the U.S. Bank Indenture, and Form of 3.750% Prospect Capital InterNote® due 2031(137)
(d)(256)	One Thousand One Hundredth Supplemental Indenture dated as of December 23, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2036(137)
(d)(257)	One Thousand One Hundred First Supplemental Indenture dated as of December 23, 2021, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2051(137)
(d)(258)	One Thousand One Hundred Second Supplemental Indenture dated as of December 30, 2021, to the U.S. Bank Indenture, and Form of 3.250% Prospect Capital InterNote® due 2026(138)
(d)(259)	One Thousand One Hundred Third Supplemental Indenture dated as of December 30, 2021, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2028(138)
(d)(260)	One Thousand One Hundred Fifth Supplemental Indenture dated as of December 30, 2021, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2036(138)
(d)(261)	One Thousand One Hundred Sixth Supplemental Indenture dated as of December 30, 2021, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2051(138)
(d)(262)	One Thousand One Hundred Seventh Supplemental Indenture dated as of January 6, 2022, to the U.S. Bank Indenture, and Form of 3.250% Prospect Capital InterNote® due 2027(139)

Description
(d)(263)	One Thousand One Hundred Eighth Supplemental Indenture dated as of January 6, 2022, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2029(139)
(d)(264)	One Thousand One Hundred Ninth Supplemental Indenture dated as of January 6, 2022, to the U.S. Bank Indenture, and Form of 3.750% Prospect Capital InterNote® due 2032(139)
(d)(265)	One Thousand One Hundred Tenth Supplemental Indenture dated as of January 6, 2022, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2037(139)
(d)(266)	One Thousand One Hundred Eleventh Supplemental Indenture dated as of January 6, 2022, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2052(139)
(d)(267)	One Thousand One Hundred Twelfth Supplemental Indenture dated as of January 13, 2022, to the U.S. Bank Indenture, and Form of 3.250% Prospect Capital InterNote® due 2027(140)
(d)(268)	One Thousand One Hundred Thirteenth Supplemental Indenture dated as of January 13, 2022, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2029(140)
(d)(269)	One Thousand One Hundred Fourteenth Supplemental Indenture dated as of January 13, 2022, to the U.S. Bank Indenture, and Form of 3.750% Prospect Capital InterNote® due 2032(140)
(d)(270)	One Thousand One Hundred Fifteenth Supplemental Indenture dated as of January 13, 2022, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2037(140)
(d)(271)	One Thousand One Hundred Sixteenth Supplemental Indenture dated as of January 13, 2022, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2052(140)
(d)(272)	One Thousand One Hundred Seventeenth Supplemental Indenture dated as of January 21, 2022, to the U.S. Bank Indenture, and Form of 3.500% Prospect Capital InterNote® due 2027(141)
(d)(273)	One Thousand One Hundred Eighteenth Supplemental Indenture dated as of January 21, 2022, to the U.S. Bank Indenture, and Form of 3.750% Prospect Capital InterNote® due 2029(141)
(d)(274)	One Thousand One Hundred Nineteenth Supplemental Indenture dated as of January 21, 2022, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2032(141)
(d)(275)	One Thousand One Hundred Twentieth Supplemental Indenture dated as of January 21, 2022, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2037(141)
(d)(276)	One Thousand One Hundred Twenty-First Supplemental Indenture dated as of January 21, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2052(141)
(d)(277)	One Thousand One Hundred Twenty-Second Supplemental Indenture dated as of January 27, 2022, to the U.S. Bank Indenture, and Form of 3.625% Prospect Capital InterNote® due 2027(142)
(d)(278)	One Thousand One Hundred Twenty-Third Supplemental Indenture dated as of January 27, 2022, to the U.S. Bank Indenture, and Form of 3.875% Prospect Capital InterNote® due 2029(142)
(d)(279)	One Thousand One Hundred Twenty-Fourth Supplemental Indenture dated as of January 27, 2022, to the U.S. Bank Indenture, and Form of 4.125% Prospect Capital InterNote® due 2032(142)
(d)(280)	One Thousand One Hundred Twenty-Fifth Supplemental Indenture dated as of January 27, 2022, to the U.S. Bank Indenture, and Form of 4.375% Prospect Capital InterNote® due 2037(142)
(d)(281)	One Thousand One Hundred Twenty-Sixth Supplemental Indenture dated as of January 27, 2022, to the U.S. Bank Indenture, and Form of 4.625% Prospect Capital InterNote® due 2052(142)
(d)(282)	One Thousand One Hundred Twenty-Seventh Supplemental Indenture dated as of February 3, 2022, to the U.S. Bank Indenture, and Form of 3.750% Prospect Capital InterNote® due 2027(143)
(d)(283)	One Thousand One Hundred Twenty-Eighth Supplemental Indenture dated as of February 3, 2022, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2029(143)
(d)(284)	One Thousand One Hundred Twenty-Ninth Supplemental Indenture dated as of February 3, 2022, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2032(143)
(d)(285)	One Thousand One Hundred Thirtieth Supplemental Indenture dated as of February 3, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2037(143)
(d)(286)	One Thousand One Hundred Thirty-First Supplemental Indenture dated as of February 10, 2022, to the U.S. Bank Indenture, and Form of 4.000% Prospect Capital InterNote® due 2027(144)
(d)(287)	One Thousand One Hundred Thirty-Second Supplemental Indenture dated as of February 10, 2022, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2029(144)
(d)(288)	One Thousand One Hundred Thirty-Third Supplemental Indenture dated as of February 10, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2032(144)
(d)(289)	One Thousand One Hundred Thirty-Fourth Supplemental Indenture dated as of February 25, 2022, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2025(148)
(d)(290)	One Thousand One Hundred Thirty-Fifth Supplemental Indenture dated as of February 25, 2022, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2027(148)
(d)(291)	One Thousand One Hundred Thirty-Sixth Supplemental Indenture dated as of February 25, 2022, to the U.S. Bank Indenture, and Form of 4.375% Prospect Capital InterNote® due 2032(148)

Description
(d)(292)	One Thousand One Hundred Thirty-Seventh Supplemental Indenture dated as of February 25, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2052(148)
(d)(293)	One Thousand One Hundred Thirty-Eighth Supplemental Indenture dated as of March 3, 2022, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2025(149)
(d)(294)	One Thousand One Hundred Thirty-Ninth Supplemental Indenture dated as of March 3, 2022, to the U.S. Bank Indenture, and Form of 4.250% Prospect Capital InterNote® due 2027(149)
(d)(295)	One Thousand One Hundred Fortieth Supplemental Indenture dated as of March 3, 2022, to the U.S. Bank Indenture, and Form of 4.375% Prospect Capital InterNote® due 2032(149)
(d)(296)	One Thousand One Hundred Forty-First Supplemental Indenture dated as of March 3, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2052(149)
(d)(297)	One Thousand One Hundred Forty-Second Supplemental Indenture dated as of March 10, 2022, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2025(150)
(d)(298)	One Thousand One Hundred Forty-Third Supplemental Indenture dated as of March 10, 2022, to the U.S. Bank Indenture, and Form of 4.375% Prospect Capital InterNote® due 2027(150)
(d)(299)	One Thousand One Hundred Forty-Fourth Supplemental Indenture dated as of March 10, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2052(150)
(d)(300)	One Thousand One Hundred Forty-Fifth Supplemental Indenture dated as of March 17, 2022, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2025(151)
(d)(301)	One Thousand One Hundred Forty-Sixth Supplemental Indenture dated as of March 17, 2022, to the U.S. Bank Indenture, and Form of 4.375% Prospect Capital InterNote® due 2027(151)
(d)(302)	One Thousand One Hundred Forty-Seventh Supplemental Indenture dated as of March 17, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2052(151)
(d)(303)	One Thousand One Hundred Forty-Eighth Supplemental Indenture dated as of March 24, 2022, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2025(152)
(d)(304)	One Thousand One Hundred Forty-Ninth Supplemental Indenture dated as of March 24, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(152)
(d)(305)	One Thousand One Hundred Fiftieth Supplemental Indenture dated as of March 31, 2022, to the U.S. Bank Indenture, and Form of 2.500% Prospect Capital InterNote® due 2025(153)
(d)(306)	One Thousand One Hundred Fifty-First Supplemental Indenture dated as of March 31, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(153)
(d)(307)	One Thousand One Hundred Fifty-Second Supplemental Indenture dated as of April 7, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(154)
(d)(308)	One Thousand One Hundred Fifty-Third Supplemental Indenture dated as of April 7, 2022, to the U.S. Bank Indenture, and Form of 4.250% to 5.250% Prospect Capital InterNote® due 2032(154)
(d)(309)	One Thousand One Hundred Fifty-Fourth Supplemental Indenture dated as of April 14, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(155)
(d)(310)	One Thousand One Hundred Fifty-Fifth Supplemental Indenture dated as of April 14, 2022, to the U.S. Bank Indenture, and Form of 4.250% to 5.250% Prospect Capital InterNote® due 2032(155)
(d)(311)	One Thousand One Hundred Fifty-Sixth Supplemental Indenture dated as of April 21, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(156)
(d)(312)	One Thousand One Hundred Fifty-Seventh Supplemental Indenture dated as of April 21, 2022, to the U.S. Bank Indenture, and Form of 4.250% to 5.250% Prospect Capital InterNote® due 2032(156)
(d)(313)	One Thousand One Hundred Fifty-Eighth Supplemental Indenture dated as of April 28, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(157)
(d)(314)	One Thousand One Hundred Sixtieth Supplemental Indenture dated as of May 5, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(158)
(d)(315)	One Thousand One Hundred Sixty-First Supplemental Indenture dated as of May 5, 2022, to the U.S. Bank Indenture, and Form of 4.250% to 5.250% Prospect Capital InterNote® due 2032(158)
(d)(316)	One Thousand One Hundred Sixty-Second Supplemental Indenture dated as of May 19, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(159)
(d)(317)	One Thousand One Hundred Sixty-Third Supplemental Indenture dated as of May 26, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(160)
(d)(318)	One Thousand One Hundred Sixty-Fourth Supplemental Indenture dated as of June 3, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(161)
(d)(319)	One Thousand One Hundred Sixty-Fifth Supplemental Indenture dated as of June 9, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(163)
(d)(320)	One Thousand One Hundred Sixty-Sixth Supplemental Indenture dated as of June 16, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(165)

Description
(d)(321)	One Thousand One Hundred Sixty-Seventh Supplemental Indenture dated as of June 24, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(166)
(d)(322)	One Thousand One Hundred Sixty-Eighth Supplemental Indenture dated as of June 30, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(167)
(d)(323)	One Thousand One Hundred Sixty-Ninth Supplemental Indenture dated as of July 8, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(168)
(d)(324)	One Thousand One Hundred Seventieth Supplemental Indenture dated as of July 14, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(169)
(d)(325)	One Thousand One Hundred Seventy-First Supplemental Indenture dated as of July 21, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(170)
(d)(326)	One Thousand One Hundred Seventy-Second Supplemental Indenture dated as of July 28, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(171)
(d)(327)	One Thousand One Hundred Seventy-Third Supplemental Indenture dated as of August 4, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(172)
(d)(328)	One Thousand One Hundred Seventy-Fourth Supplemental Indenture dated as of August 11, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(173)
(d)(329)	One Thousand One Hundred Seventy-Fifth Supplemental Indenture dated as of August 18, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(174)
(d)(330)	One Thousand One Hundred Seventy-Sixth Supplemental Indenture dated as of August 25, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(175)
(d)(331)	One Thousand One Hundred Seventy-Seventh Supplemental Indenture dated as of September 22, 2022, to the U.S. Bank Indenture, and Form of 4.500% Prospect Capital InterNote® due 2027(177)
(d)(332)	One Thousand One Hundred Eighty-First Supplemental Indenture dated as of October 20, 2022, to the U.S. Bank Indenture, and Form of 5.000% Prospect Capital InterNote® due 2025(182)
(d)(333)	One Thousand One Hundred Eighty-Second Supplemental Indenture dated as of October 20, 2022, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2027(182)
(d)(334)	One Thousand One Hundred Eighty-Third Supplemental Indenture dated as of October 27, 2022, to the U.S. Bank Indenture, and Form of 5.375% Prospect Capital InterNote® due 2025(183)
(d)(335)	One Thousand One Hundred Eighty-Fourth Supplemental Indenture dated as of October 27, 2022, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2027(183)
(d)(336)	One Thousand One Hundred Eighty-Fifth Supplemental Indenture dated as of November 3, 2022, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2025(184)
(d)(337)	One Thousand One Hundred Eighty-Sixth Supplemental Indenture dated as of November 10, 2022, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2025(185)
(d)(338)	One Thousand One Hundred Eighty-Seventh Supplemental Indenture dated as of November 25, 2022, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2025(186)
(d)(339)	One Thousand One Hundred Eighty-Eighth Supplemental Indenture dated as of December 1, 2022, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2025(187)
(d)(340)	One Thousand One Hundred Eighty-Ninth Supplemental Indenture dated as of December 8, 2022, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2025(188)
(d)(341)	One Thousand One Hundred Ninetieth Supplemental Indenture dated as of December 15, 2022, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2025(189)
(d)(342)	One Thousand One Hundred Ninety-First Supplemental Indenture dated as of December 22, 2022, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2025(190)
(d)(343)	One Thousand One Hundred Ninety-Second Supplemental Indenture dated as of December 22, 2022, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2028(190)
(d)(344)	One Thousand One Hundred Ninety-Third Supplemental Indenture dated as of December 30, 2022, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2025(191)
(d)(345)	One Thousand One Hundred Ninety-Fourth Supplemental Indenture dated as of December 30, 2022, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2028(191)
(d)(346)	One Thousand One Hundred Ninety-Fifth Supplemental Indenture dated as of December 30, 2022, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2032(191)
(d)(347)	One Thousand One Hundred Ninety-Sixth Supplemental Indenture dated as of January 6, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(192)
(d)(348)	One Thousand One Hundred Ninety-Seventh Supplemental Indenture dated as of January 6, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(192)
(d)(349)	One Thousand One Hundred Ninety-Eighth Supplemental Indenture dated as of January 6, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(192)

Description
(d)(350)	One Thousand One Hundred Ninety-Ninth Supplemental Indenture dated as of January 12, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(193)
(d)(351)	One Thousand Two Hundredth Supplemental Indenture dated as of January 12, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(193)
(d)(352)	One Thousand Two Hundred First Supplemental Indenture dated as of January 12, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(193)
(d)(353)	One Thousand Two Hundred Second Supplemental Indenture dated as of January 20, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(194)
(d)(354)	One Thousand Two Hundred Third Supplemental Indenture dated as of January 20, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(194)
(d)(355)	One Thousand Two Hundred Fourth Supplemental Indenture dated as of January 20, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(194)
(d)(356)	One Thousand Two Hundred Fifth Supplemental Indenture dated as of January 26, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(195)
(d)(357)	One Thousand Two Hundred Sixth Supplemental Indenture dated as of January 26, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(195)
(d)(358)	One Thousand Two Hundred Seventh Supplemental Indenture dated as of January 26, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(195)
(d)(359)	One Thousand Two Hundred Eighth Supplemental Indenture dated as of February 2, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(196)
(d)(360)	One Thousand Two Hundred Ninth Supplemental Indenture dated as of February 2, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(196)
(d)(361)	One Thousand Two Hundred Tenth Supplemental Indenture dated as of February 2, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(196)
(d)(362)	One Thousand Two Hundred Eleventh Supplemental Indenture dated as of February 9, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(197)
(d)(363)	One Thousand Two Hundred Twelfth Supplemental Indenture dated as of February 9, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(197)
(d)(364)	One Thousand Two Hundred Thirteenth Supplemental Indenture dated as of February 9, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(197)
(d)(365)	One Thousand Two Hundred Fourteenth Supplemental Indenture dated as of February 24, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(201)
(d)(366)	One Thousand Two Hundred Fifteenth Supplemental Indenture dated as of February 24, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(201)
(d)(367)	One Thousand Two Hundred Sixteenth Supplemental Indenture dated as of February 24, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(201)
(d)(368)	One Thousand Two Hundred Seventeenth Supplemental Indenture dated as of March 2, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(202)
(d)(369)	One Thousand Two Hundred Eighteenth Supplemental Indenture dated as of March 2, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(202)
(d)(370)	One Thousand Two Hundred Nineteenth Supplemental Indenture dated as of March 2, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(202)
(d)(371)	One Thousand Two Hundred Twentieth Supplemental Indenture dated as of March 9, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(203)
(d)(372)	One Thousand Two Hundred Twenty-First Supplemental Indenture dated as of March 9, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(203)
(d)(373)	One Thousand Two Hundred Twenty-Second Supplemental Indenture dated as of March 9, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(203)
(d)(374)	One Thousand Two Hundred Twenty-Third Supplemental Indenture dated as of March 16, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(204)
(d)(375)	One Thousand Two Hundred Twenty-Fourth Supplemental Indenture dated as of March 16, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(204)
(d)(376)	One Thousand Two Hundred Twenty-Fifth Supplemental Indenture dated as of March 16, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(204)
(d)(377)	One Thousand Two Hundred Twenty-Sixth Supplemental Indenture dated as of March 23, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(205)
(d)(378)	One Thousand Two Hundred Twenty-Seventh Supplemental Indenture dated as of March 23, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(205)

Description
(d)(379)	One Thousand Two Hundred Twenty-Eighth Supplemental Indenture dated as of March 23, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(205)
(d)(380)	One Thousand Two Hundred Twenty-Ninth Supplemental Indenture dated as of March 30, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(206)
(d)(381)	One Thousand Two Hundred Thirtieth Supplemental Indenture dated as of March 30, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(206)
(d)(382)	One Thousand Two Hundred Thirty-First Supplemental Indenture dated as of March 30, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(206)
(d)(383)	One Thousand Two Hundred Thirty-Second Supplemental Indenture dated as of April 6, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(207)
(d)(384)	One Thousand Two Hundred Thirty-Third Supplemental Indenture dated as of April 6, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(207)
(d)(385)	One Thousand Two Hundred Thirty-Fourth Supplemental Indenture dated as of April 6, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(207)
(d)(386)	One Thousand Two Hundred Thirty-Fifth Supplemental Indenture dated as of April 13, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(208)
(d)(387)	One Thousand Two Hundred Thirty-Sixth Supplemental Indenture dated as of April 13, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(208)
(d)(388)	One Thousand Two Hundred Thirty-Seventh Supplemental Indenture dated as of April 13, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(208)
(d)(389)	One Thousand Two Hundred Thirty-Eighth Supplemental Indenture dated as of April 20, 2023, to the U.S. Bank Indenture, and Form of 5.500% Prospect Capital InterNote® due 2026(209)
(d)(390)	One Thousand Two Hundred Thirty-Ninth Supplemental Indenture dated as of April 20, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2029(209)
(d)(391)	One Thousand Two Hundred Fortieth Supplemental Indenture dated as of April 20, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2033(209)
(d)(392)	One Thousand Two Hundred Forty-First Supplemental Indenture dated as of April 27, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(210)
(d)(393)	One Thousand Two Hundred Forty-Second Supplemental Indenture dated as of April 27, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2029(210)
(d)(394)	One Thousand Two Hundred Forty-Third Supplemental Indenture dated as of April 27, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(210)
(d)(395)	One Thousand Two Hundred Forty-Fourth Supplemental Indenture dated as of May 4, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(211)
(d)(396)	One Thousand Two Hundred Forty-Fifth Supplemental Indenture dated as of May 4, 2023, to the U.S. Bank Indenture, and Form of 5.950% Prospect Capital InterNote® due 2029(211)
(d)(397)	One Thousand Two Hundred Forty-Sixth Supplemental Indenture dated as of May 4, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(211)
(d)(398)	One Thousand Two Hundred Forty-Seventh Supplemental Indenture dated as of May 11, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(212)
(d)(399)	One Thousand Two Hundred Forty-Eighth Supplemental Indenture dated as of May 11, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(212)
(d)(400)	One Thousand Two Hundred Forty-Ninth Supplemental Indenture dated as of May 11, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(212)
(d)(401)	One Thousand Two Hundred Fiftieth Supplemental Indenture dated as of May 11, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(212)
(d)(402)	One Thousand Two Hundred Fifty-First Supplemental Indenture dated as of May 25, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(213)
(d)(403)	One Thousand Two Hundred Fifty-Second Supplemental Indenture dated as of May 25, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(213)
(d)(404)	One Thousand Two Hundred Fifty-Third Supplemental Indenture dated as of May 25, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(213)
(d)(405)	One Thousand Two Hundred Fifty-Fourth Supplemental Indenture dated as of May 25, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(213)
(d)(406)	One Thousand Two Hundred Fifty-Fifth Supplemental Indenture dated as of June 2, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(214)
(d)(407)	One Thousand Two Hundred Fifty-Sixth Supplemental Indenture dated as of June 2, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(214)

Description
(d)(408)	One Thousand Two Hundred Fifty-Seventh Supplemental Indenture dated as of June 2, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(214)
(d)(409)	One Thousand Two Hundred Fifty-Eighth Supplemental Indenture dated as of June 2, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(214)
(d)(410)	One Thousand Two Hundred Fifty-Ninth Supplemental Indenture dated as of June 8, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(215)
(d)(411)	One Thousand Two Hundred Sixtieth Supplemental Indenture dated as of June 8, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(215)
(d)(412)	One Thousand Two Hundred Sixty-First Supplemental Indenture dated as of June 8, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(215)
(d)(413)	One Thousand Two Hundred Sixty-Second Supplemental Indenture dated as of June 8, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(215)
(d)(414)	One Thousand Two Hundred Sixty-Third Supplemental Indenture dated as of June 15, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(216)
(d)(415)	One Thousand Two Hundred Sixty-Fourth Supplemental Indenture dated as of June 15, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(216)
(d)(416)	One Thousand Two Hundred Sixty-Fifth Supplemental Indenture dated as of June 15, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(216)
(d)(417)	One Thousand Two Hundred Sixty-Sixth Supplemental Indenture dated as of June 15, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(216)
(d)(418)	One Thousand Two Hundred Sixty-Seventh Supplemental Indenture dated as of June 23, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(217)
(d)(419)	One Thousand Two Hundred Sixty-Eighth Supplemental Indenture dated as of June 23, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(217)
(d)(420)	One Thousand Two Hundred Sixty-Ninth Supplemental Indenture dated as of June 23, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(217)
(d)(421)	One Thousand Two Hundred Seventieth Supplemental Indenture dated as of June 23, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(217)
(d)(422)	One Thousand Two Hundred Seventy-First Supplemental Indenture dated as of June 29, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(218)
(d)(423)	One Thousand Two Hundred Seventy-Second Supplemental Indenture dated as of June 29, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(218)
(d)(424)	One Thousand Two Hundred Seventy-Third Supplemental Indenture dated as of June 29, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(218)
(d)(425)	One Thousand Two Hundred Seventy-Fourth Supplemental Indenture dated as of June 29, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(218)
(d)(426)	One Thousand Two Hundred Seventy-Fifth Supplemental Indenture dated as of July 7, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(219)
(d)(427)	One Thousand Two Hundred Seventy-Sixth Supplemental Indenture dated as of July 7, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(219)
(d)(428)	One Thousand Two Hundred Seventy-Seventh Supplemental Indenture dated as of July 7, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(219)
(d)(429)	One Thousand Two Hundred Seventy-Eighth Supplemental Indenture dated as of July 7, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(219)
(d)(430)	One Thousand Two Hundred Seventy-Ninth Supplemental Indenture dated as of July 13, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(220)
(d)(431)	One Thousand Two Hundred Eightieth Supplemental Indenture dated as of July 13, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(220)
(d)(432)	One Thousand Two Hundred Eighty-First Supplemental Indenture dated as of July 13, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(220)
(d)(433)	One Thousand Two Hundred Eighty-Second Supplemental Indenture dated as of July 13, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(220)
(d)(434)	One Thousand Two Hundred Eighty-Third Supplemental Indenture dated as of July 20, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(221)
(d)(435)	One Thousand Two Hundred Eighty-Fourth Supplemental Indenture dated as of July 20, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(221)
(d)(436)	One Thousand Two Hundred Eighty-Fifth Supplemental Indenture dated as of July 20, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(221)

Description
(d)(437)	One Thousand Two Hundred Eighty-Sixth Supplemental Indenture dated as of July 20, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(221)
(d)(438)	One Thousand Two Hundred Eighty-Seventh Supplemental Indenture dated as of July 27, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(222)
(d)(439)	One Thousand Two Hundred Eighty-Eighth Supplemental Indenture dated as of July 27, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(222)
(d)(440)	One Thousand Two Hundred Eighty-Ninth Supplemental Indenture dated as of July 27, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(222)
(d)(441)	One Thousand Two Hundred Ninetieth Supplemental Indenture dated as of July 27, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(222)
(d)(442)	One Thousand Two Hundred Ninety-First Supplemental Indenture dated as of August 3, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(223)
(d)(443)	One Thousand Two Hundred Ninety-Second Supplemental Indenture dated as of August 3, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(223)
(d)(444)	One Thousand Two Hundred Ninety-Third Supplemental Indenture dated as of August 3, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(223)
(d)(445)	One Thousand Two Hundred Ninety-Fourth Supplemental Indenture dated as of August 3, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(223)
(d)(446)	One Thousand Two Hundred Ninety-Fifth Supplemental Indenture dated as of August 10, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(224)
(d)(447)	One Thousand Two Hundred Ninety-Sixth Supplemental Indenture dated as of August 10, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(224)
(d)(448)	One Thousand Two Hundred Ninety-Seventh Supplemental Indenture dated as of August 10, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(224)
(d)(449)	One Thousand Two Hundred Ninety-Eighth Supplemental Indenture dated as of August 10, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(224)
(d)(450)	One Thousand Two Hundred Ninety-Ninth Supplemental Indenture dated as of August 17, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(225)
(d)(451)	One Thousand Three Hundredth Supplemental Indenture dated as of August 17, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(225)
(d)(452)	One Thousand Three Hundred First Supplemental Indenture dated as of August 17, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(225)
(d)(453)	One Thousand Three Hundred Second Supplemental Indenture dated as of August 17, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(225)
(d)(454)	One Thousand Three Hundred Third Supplemental Indenture dated as of August 24, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(226)
(d)(455)	One Thousand Three Hundred Fourth Supplemental Indenture dated as of August 24, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(226)
(d)(456)	One Thousand Three Hundred Fifth Supplemental Indenture dated as of August 24, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(226)
(d)(457)	One Thousand Three Hundred Sixth Supplemental Indenture dated as of August 24, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(226)
(d)(458)	One Thousand Three Hundred Seventh Supplemental Indenture dated as of September 21, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(227)
(d)(459)	One Thousand Three Hundred Eighth Supplemental Indenture dated as of September 21, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(227)
(d)(460)	One Thousand Three Hundred Ninth Supplemental Indenture dated as of September 21, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(227)
(d)(461)	One Thousand Three Hundred Tenth Supplemental Indenture dated as of September 21, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(227)
(d)(462)	One Thousand Three Hundred Eleventh Supplemental Indenture dated as of September 28, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(228)
(d)(463)	One Thousand Three Hundred Twelfth Supplemental Indenture dated as of September 28, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(228)
(d)(464)	One Thousand Three Hundred Thirteenth Supplemental Indenture dated as of September 28, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(228)
(d)(465)	One Thousand Three Hundred Fourteenth Supplemental Indenture dated as of September 28, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(228)

Description
(d)(466)	One Thousand Three Hundred Fifteenth Supplemental Indenture dated as of October 5, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(229)
(d)(467)	One Thousand Three Hundred Sixteenth Supplemental Indenture dated as of October 5, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(229)
(d)(468)	One Thousand Three Hundred Seventeenth Supplemental Indenture dated as of October 5, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(229)
(d)(469)	One Thousand Three Hundred Eighteenth Supplemental Indenture dated as of October 5, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(229)
(d)(470)	One Thousand Three Hundred Twenty-Third Supplemental Indenture dated as of October 19, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(230)
(d)(471)	One Thousand Three Hundred Twenty-Fourth Supplemental Indenture dated as of October 19, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(230)
(d)(472)	One Thousand Three Hundred Twenty-Fifth Supplemental Indenture dated as of October 19, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(230)
(d)(473)	One Thousand Three Hundred Twenty-Sixth Supplemental Indenture dated as of October 19, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(230)
(d)(474)	One Thousand Three Hundred Twenty-Seventh Supplemental Indenture dated as of October 26, 2023, to the U.S. Bank Indenture, and Form of 5.750% Prospect Capital InterNote® due 2026(231)
(d)(475)	One Thousand Three Hundred Twenty-Eighth Supplemental Indenture dated as of October 26, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(231)
(d)(476)	One Thousand Three Hundred Twenty-Ninth Supplemental Indenture dated as of October 26, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2033(231)
(d)(477)	One Thousand Three Hundred Thirtieth Supplemental Indenture dated as of October 26, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2043(231)
(d)(478)	One Thousand Three Hundred Thirty-Fifth Supplemental Indenture dated as of November 9, 2023, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2026(232)
(d)(479)	One Thousand Three Hundred Thirty-Sixth Supplemental Indenture dated as of November 9, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2029(232)
(d)(480)	One Thousand Three Hundred Thirty-Seventh Supplemental Indenture dated as of November 9, 2023, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(232)
(d)(481)	One Thousand Three Hundred Thirty-Eighth Supplemental Indenture dated as of November 9, 2023, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2043(232)
(d)(482)	One Thousand Three Hundred Thirty-Ninth Supplemental Indenture dated as of November 24, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2026(233)
(d)(483)	One Thousand Three Hundred Fortieth Supplemental Indenture dated as of November 24, 2023, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2028(233)
(d)(484)	One Thousand Three Hundred Forty-First Supplemental Indenture dated as of November 24, 2023, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2030(233)
(d)(485)	One Thousand Three Hundred Forty-Second Supplemental Indenture dated as of November 30, 2023, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2026(234)
(d)(486)	One Thousand Three Hundred Forty-Third Supplemental Indenture dated as of November 30, 2023, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2028(234)
(d)(487)	One Thousand Three Hundred Forty-Fourth Supplemental Indenture dated as of November 30, 2023, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2030(234)
(d)(488)	One Thousand Three Hundred Forty-Fifth Supplemental Indenture dated as of December 7, 2023, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2026(235)
(d)(489)	One Thousand Three Hundred Forty-Sixth Supplemental Indenture dated as of December 7, 2023, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2028(235)
(d)(490)	One Thousand Three Hundred Forty-Seventh Supplemental Indenture dated as of December 7, 2023, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2030(235)
(d)(491)	One Thousand Three Hundred Forty-Eighth Supplemental Indenture dated as of December 14, 2023, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2026\(236)
(d)(492)	One Thousand Three Hundred Forty-Ninth Supplemental Indenture dated as of December 14, 2023, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2028(236)
(d)(493)	One Thousand Three Hundred Fiftieth Supplemental Indenture dated as of December 14, 2023, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2030(236)
(d)(494)	One Thousand Three Hundred Fifty-First Supplemental Indenture dated as of December 21, 2023, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2026(237)

Description
(d)(495)	One Thousand Three Hundred Fifty-Second Supplemental Indenture dated as of December 21, 2023, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(237)
(d)(496)	One Thousand Three Hundred Fifty-Third Supplemental Indenture dated as of December 21, 2023, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(237)
(d)(497)	One Thousand Three Hundred Fifty-Fourth Supplemental Indenture dated as of December 21, 2023, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2033(237)
(d)(498)	One Thousand Three Hundred Fifty-Fifth Supplemental Indenture dated as of December 29, 2023, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2026(238)
(d)(499)	One Thousand Three Hundred Fifty-Sixth Supplemental Indenture dated as of December 29, 2023, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2028(238)
(d)(500)	One Thousand Three Hundred Fifty-Seventh Supplemental Indenture dated as of December 29, 2023, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2033(238)
(d)(501)	One Thousand Three Hundred Fifty-Eighth Supplemental Indenture dated as of January 5, 2024, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2027(239)
(d)(502)	One Thousand Three Hundred Fifty-Ninth Supplemental Indenture dated as of January 5, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(239)
(d)(503)	One Thousand Three Hundred Sixtieth Supplemental Indenture dated as of January 5, 2024, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2034(239)
(d)(504)	One Thousand Three Hundred Sixty-First Supplemental Indenture dated as of January 11, 2024, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2027(240)
(d)(505)	One Thousand Three Hundred Sixty-Second Supplemental Indenture dated as of January 11, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(240)
(d)(506)	One Thousand Three Hundred Sixty-Third Supplemental Indenture dated as of January 11, 2024, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2034(240)
(d)(507)	One Thousand Three Hundred Sixty-Fourth Supplemental Indenture dated as of January 19, 2024, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2027(241)
(d)(508)	One Thousand Three Hundred Sixty-Fifth Supplemental Indenture dated as of January 19, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(241)
(d)(509)	One Thousand Three Hundred Sixty-Sixth Supplemental Indenture dated as of January 19, 2024, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2034(241)
(d)(510)	One Thousand Three Hundred Sixty-Seventh Supplemental Indenture dated as of January 25, 2024, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2027(242)
(d)(511)	One Thousand Three Hundred Sixty-Eighth Supplemental Indenture dated as of January 25, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(242)
(d)(512)	One Thousand Three Hundred Sixty-Ninth Supplemental Indenture dated as of January 25, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(242)
(d)(513)	One Thousand Three Hundred Seventieth Supplemental Indenture dated as of February 1, 2024, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2027(243)
(d)(514)	One Thousand Three Hundred Seventy-First Supplemental Indenture dated as of February 1, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(243)
(d)(515)	One Thousand Three Hundred Seventy-Second Supplemental Indenture dated as of February 1, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(243)
(d)(516)	One Thousand Three Hundred Seventy-Third Supplemental Indenture dated as of February 8, 2024, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2027(244)
(d)(517)	One Thousand Three Hundred Seventy-Fourth Supplemental Indenture dated as of February 8, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(244)
(d)(518)	One Thousand Three Hundred Seventy-Fifth Supplemental Indenture dated as of February 8, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(244)
(d)(519)	One Thousand Three Hundred Seventy-Sixth Supplemental Indenture dated as of February 23, 2024, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2027(245)
(d)(520)	One Thousand Three Hundred Seventy-Seventh Supplemental Indenture dated as of February 23, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(245)
(d)(521)	One Thousand Three Hundred Seventy-Eighth Supplemental Indenture dated as of February 23, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(245)
(d)(522)	One Thousand Three Hundred Seventy-Ninth Supplemental Indenture dated as of February 29, 2024, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2027(246)
(d)(523)	One Thousand Three Hundred Eightieth Supplemental Indenture dated as of February 29, 2024, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2029(246)

Description
(d)(524)	One Thousand Three Hundred Eighty-First Supplemental Indenture dated as of February 29, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2034(246)
(d)(525)	One Thousand Three Hundred Eighty-Second Supplemental Indenture dated as of March 7, 2024, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2027(247)
(d)(526)	One Thousand Three Hundred Eighty-Third Supplemental Indenture dated as of March 7, 2024, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2029(247)
(d)(527)	One Thousand Three Hundred Eighty-Fourth Supplemental Indenture dated as of March 7, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2034(247)
(d)(528)	One Thousand Three Hundred Eighty-Fifth Supplemental Indenture dated as of March 14, 2024, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2027(248)
(d)(529)	One Thousand Three Hundred Eighty-Sixth Supplemental Indenture dated as of March 14, 2024, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2029(248)
(d)(530)	One Thousand Three Hundred Eighty-Seventh Supplemental Indenture dated as of March 14, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2034(248)
(d)(531)	One Thousand Three Hundred Eighty-Eighth Supplemental Indenture dated as of March 21, 2024, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2027(249)
(d)(532)	One Thousand Three Hundred Eighty-Ninth Supplemental Indenture dated as of March 21, 2024, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2029(249)
(d)(533)	One Thousand Three Hundred Ninetieth Supplemental Indenture dated as of March 21, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2034(249)
(d)(534)	One Thousand Three Hundred Ninety-First Supplemental Indenture dated as of March 28, 2024, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2027(250)
(d)(535)	One Thousand Three Hundred Ninety-Second Supplemental Indenture dated as of March 28, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(250)
(d)(536)	One Thousand Three Hundred Ninety-Third Supplemental Indenture dated as of March 28, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(250)
(d)(537)	One Thousand Three Hundred Ninety-Fourth Supplemental Indenture dated as of April 4, 2024, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2027(251)
(d)(538)	One Thousand Three Hundred Ninety-Fifth Supplemental Indenture dated as of April 4, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(251)
(d)(539)	One Thousand Three Hundred Ninety-Sixth Supplemental Indenture dated as of April 4, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(251)
(d)(540)	One Thousand Three Hundred Ninety-Seventh Supplemental Indenture dated as of April 11, 2024, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2027(252)
(d)(541)	One Thousand Three Hundred Ninety-Eighth Supplemental Indenture dated as of April 11, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(252)
(d)(542)	One Thousand Three Hundred Ninety-Ninth Supplemental Indenture dated as of April 11, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(252)
(d)(543)	One Thousand Four Hundredth Supplemental Indenture dated as of April 18, 2024, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2027(253)
(d)(544)	One Thousand Four Hundred First Supplemental Indenture dated as of April 18, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(253)
(d)(545)	One Thousand Four Hundred Second Supplemental Indenture dated as of April 18, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(253)
(d)(546)	One Thousand Four Hundred Third Supplemental Indenture dated as of April 25, 2024, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2027(254)
(d)(547)	One Thousand Four Hundred Fourth Supplemental Indenture dated as of April 25, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2029(254)
(d)(548)	One Thousand Four Hundred Fifth Supplemental Indenture dated as of April 25, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(254)
(d)(549)	One Thousand Four Hundred Sixth Supplemental Indenture dated as of May 2, 2024, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2027(255)
(d)(550)	One Thousand Four Hundred Seventh Supplemental Indenture dated as of May 2, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2029(255)
(d)(551)	One Thousand Four Hundred Eighth Supplemental Indenture dated as of May 2, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(255)
(d)(552)	One Thousand Four Hundred Ninth Supplemental Indenture dated as of May 9, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2027(256)

Description
(d)(553)	One Thousand Four Hundred Tenth Supplemental Indenture dated as of May 9, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(256)
(d)(554)	One Thousand Four Hundred Eleventh Supplemental Indenture dated as of May 9, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(256)
(d)(555)	One Thousand Four Hundred Twelfth Supplemental Indenture dated as of May 23, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2027(257)
(d)(556)	One Thousand Four Hundred Thirteenth Supplemental Indenture dated as of May 23, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(257)
(d)(557)	One Thousand Four Hundred Fourteenth Supplemental Indenture dated as of May 23, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(257)
(d)(558)	One Thousand Four Hundred Fifteenth Supplemental Indenture dated as of May 31, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2027(258)
(d)(559)	One Thousand Four Hundred Sixteenth Supplemental Indenture dated as of May 31, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(258)
(d)(560)	One Thousand Four Hundred Seventeenth Supplemental Indenture dated as of May 31, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(258)
(d)(561)	One Thousand Four Hundred Eighteenth Supplemental Indenture dated as of June 6, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2027(259)
(d)(562)	One Thousand Four Hundred Nineteenth Supplemental Indenture dated as of June 6, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(259)
(d)(563)	One Thousand Four Hundred Twentieth Supplemental Indenture dated as of June 6, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(259)
(d)(564)	One Thousand Four Hundred Twenty-First Supplemental Indenture dated as of June 13, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2027(260)
(d)(565)	One Thousand Four Hundred Twenty-Second Supplemental Indenture dated as of June 13, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(260)
(d)(566)	One Thousand Four Hundred Twenty-Third Supplemental Indenture dated as of June 13, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(260)
(d)(567)	One Thousand Four Hundred Twenty-Fourth Supplemental Indenture dated as of June 21, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2027(261)
(d)(568)	One Thousand Four Hundred Twenty-Fifth Supplemental Indenture dated as of June 21, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(261)
(d)(569)	One Thousand Four Hundred Twenty-Sixth Supplemental Indenture dated as of June 21, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(261)
(d)(570)	One Thousand Four Hundred Twenty-Seventh Supplemental Indenture dated as of June 27, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2027(262)
(d)(571)	One Thousand Four Hundred Twenty-Eighth Supplemental Indenture dated as of June 27, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2029(262)
(d)(572)	One Thousand Four Hundred Twenty-Ninth Supplemental Indenture dated as of June 27, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(262)
(d)(573)	One Thousand Four Hundred Thirtieth Supplemental Indenture dated as of July 5, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2027(263)
(d)(574)	One Thousand Four Hundred Thirty-First Supplemental Indenture dated as of July 5, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2029(267)
(d)(575)	One Thousand Four Hundred Thirty-Second Supplemental Indenture dated as of July 5, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(263)
(d)(576)	One Thousand Four Hundred Thirty-Third Supplemental Indenture dated as of July 11, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2027(264)
(d)(577)	One Thousand Four Hundred Thirty-Fourth Supplemental Indenture dated as of July 11, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2029(264)
(d)(578)	One Thousand Four Hundred Thirty-Fifth Supplemental Indenture dated as of July 11, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(264)
(d)(579)	One Thousand Four Hundred Thirty-Sixth Supplemental Indenture dated as of July 18, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2027(265)
(d)(580)	One Thousand Four Hundred Thirty-Seventh Supplemental Indenture dated as of July 18, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2029(265)
(d)(581)	One Thousand Four Hundred Thirty-Eighth Supplemental Indenture dated as of July 18, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(265)

Description
(d)(582)	One Thousand Four Hundred Thirty-Ninth Supplemental Indenture dated as of July 25, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2027(266)
(d)(583)	One Thousand Four Hundred Fortieth Supplemental Indenture dated as of July 25, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2029(266)
(d)(584)	One Thousand Four Hundred Forty-First Supplemental Indenture dated as of July 25, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(266)
(d)(585)	One Thousand Four Hundred Forty-Second Supplemental Indenture dated as of August 1, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2027(267)
(d)(586)	One Thousand Four Hundred Forty-Third Supplemental Indenture dated as of August 1, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(267)
(d)(587)	One Thousand Four Hundred Forty-Fourth Supplemental Indenture dated as of August 1, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(267)
(d)(588)	One Thousand Four Hundred Forty-Fifth Supplemental Indenture dated as of August 8, 2024, to the U.S. Bank Indenture, and Form of 6.875% Prospect Capital InterNote® due 2027(268)
(d)(589)	One Thousand Four Hundred Forty-Sixth Supplemental Indenture dated as of August 8, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2029(268)
(d)(590)	One Thousand Four Hundred Forty-Seventh Supplemental Indenture dated as of August 8, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2034(268)
(d)(591)	One Thousand Four Hundred Forty-Eighth Supplemental Indenture dated as of August 15, 2024, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2027(269)
(d)(592)	One Thousand Four Hundred Forty-Ninth Supplemental Indenture dated as of August 15, 2024, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2029(269)
(d)(593)	One Thousand Four Hundred Fiftieth Supplemental Indenture dated as of August 15, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2034(269)
(d)(594)	One Thousand Four Hundred Fifty-First Supplemental Indenture dated as of August 22, 2024, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2027(270)
(d)(595)	One Thousand Four Hundred Fifty-Second Supplemental Indenture dated as of August 22, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(270)
(d)(596)	One Thousand Four Hundred Fifty-Third Supplemental Indenture dated as of August 22, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2034(270)
(d)(597)	One Thousand Four Hundred Fifty-Fourth Supplemental Indenture dated as of August 29, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2027(271)
(d)(598)	One Thousand Four Hundred Fifty-Fifth Supplemental Indenture dated as of August 29, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(271)
(d)(599)	One Thousand Four Hundred Fifty-Sixth Supplemental Indenture dated as of August 29, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(271)
(d)(600)	One Thousand Four Hundred Fifty-Seventh Supplemental Indenture dated as of September 12, 2024, to the U.S. Bank Indenture, and Form of 6.875% Prospect Capital InterNote® due 2027(272)
(d)(601)	One Thousand Four Hundred Fifty-Eighth Supplemental Indenture dated as of September 12, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2029(272)
(d)(602)	One Thousand Four Hundred Fifty-Ninth Supplemental Indenture dated as of September 12, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2034(272)
(d)(603)	One Thousand Four Hundred Sixtieth Supplemental Indenture dated as of September 19, 2024, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2027(273)
(d)(604)	One Thousand Four Hundred Sixty-First Supplemental Indenture dated as of September 19, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(273)
(d)(605)	One Thousand Four Hundred Sixty-Second Supplemental Indenture dated as of September 19, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2034(273)
(d)(606)	One Thousand Four Hundred Sixty-Third Supplemental Indenture dated as of September 26, 2024, to the U.S. Bank Indenture, and Form of 6.625% Prospect Capital InterNote® due 2027(274)
(d)(607)	One Thousand Four Hundred Sixty-Fourth Supplemental Indenture dated as of September 26, 2024, to the U.S. Bank Indenture, and Form of 6.875% Prospect Capital InterNote® due 2029(274)
(d)(608)	One Thousand Four Hundred Sixty-Fifth Supplemental Indenture dated as of September 26, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2034(274)
(d)(609)	One Thousand Four Hundred Sixty-Sixth Supplemental Indenture dated as of October 3, 2024, to the U.S. Bank Indenture, and Form of 6.625% Prospect Capital InterNote® due 2027(275)
(d)(610)	One Thousand Four Hundred Sixty-Seventh Supplemental Indenture dated as of October 3, 2024, to the U.S. Bank Indenture, and Form of 6.875% Prospect Capital InterNote® due 2029(275)

Description
(d)(611)	One Thousand Four Hundred Sixty-Eighth Supplemental Indenture dated as of October 3, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2034(275)
(d)(612)	One Thousand Four Hundred Sixty-Ninth Supplemental Indenture dated as of October 10, 2024, to the U.S. Bank Indenture, and Form of 6.625% Prospect Capital InterNote® due 2027(276)
(d)(613)	One Thousand Four Hundred Seventieth Supplemental Indenture dated as of October 10, 2024, to the U.S. Bank Indenture, and Form of 6.875% Prospect Capital InterNote® due 2029(276)
(d)(614)	One Thousand Four Hundred Seventy-First Supplemental Indenture dated as of October 10, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2034(276)
(d)(615)	One Thousand Four Hundred Seventy-Second Supplemental Indenture dated as of October 18, 2024, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2027(277)
(d)(616)	One Thousand Four Hundred Seventy-Third Supplemental Indenture dated as of October 18, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(277)
(d)(617)	One Thousand Four Hundred Seventy-Fourth Supplemental Indenture dated as of October 18, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2034(277)
(d)(618)	One Thousand Four Hundred Seventy-Fifth Supplemental Indenture dated as of October 24, 2024, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2027(278)
(d)(619)	One Thousand Four Hundred Seventy-Sixth Supplemental Indenture dated as of October 24, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(278)
(d)(620)	One Thousand Four Hundred Seventy-Seventh Supplemental Indenture dated as of October 24, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2034(278)
(d)(621)	One Thousand Four Hundred Seventy-Eighth Supplemental Indenture dated as of October 31, 2024, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2027(279)
(d)(622)	One Thousand Four Hundred Seventy-Ninth Supplemental Indenture dated as of October 31, 2024, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(279)
(d)(623)	One Thousand Four Hundred Eightieth Supplemental Indenture dated as of October 31, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2034(279)
(d)(624)	One Thousand Four Hundred Eighty-First Supplemental Indenture dated as of November 7, 2024, to the U.S. Bank Indenture, and Form of 6.875% Prospect Capital InterNote® due 2027(280)
(d)(625)	One Thousand Four Hundred Eighty-Second Supplemental Indenture dated as of November 7, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2029(280)
(d)(626)	One Thousand Four Hundred Eighty-Third Supplemental Indenture dated as of November 7, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2034(280)
(d)(627)	One Thousand Four Hundred Eighty-Fourth Supplemental Indenture dated as of November 21, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2027(281)
(d)(628)	One Thousand Four Hundred Eighty-Fifth Supplemental Indenture dated as of November 21, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2029(281)
(d)(629)	One Thousand Four Hundred Eighty-Sixth Supplemental Indenture dated as of November 21, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2034(281)
(d)(630)	One Thousand Four Hundred Eighty-Seventh Supplemental Indenture dated as of November 29, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2027(282)
(d)(631)	One Thousand Four Hundred Eighty-Eighth Supplemental Indenture dated as of November 29, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2029(282)
(d)(632)	One Thousand Four Hundred Eighty-Ninth Supplemental Indenture dated as of November 29, 2024, to the U.S. Bank Indenture, and Form of 7.625% Prospect Capital InterNote® due 2034(282)
(d)(633)	One Thousand Four Hundred Ninetieth Supplemental Indenture dated as of December 5, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2027(283)
(d)(634)	One Thousand Four Hundred Ninety-First Supplemental Indenture dated as of December 5, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2029(283)
(d)(635)	One Thousand Four Hundred Ninety-Second Supplemental Indenture dated as of December 5, 2024, to the U.S. Bank Indenture, and Form of 7.625% Prospect Capital InterNote® due 2034(283)
(d)(636)	One Thousand Four Hundred Ninety-Third Supplemental Indenture dated as of December 12, 2024, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2027(284)
(d)(637)	One Thousand Four Hundred Ninety-Fourth Supplemental Indenture dated as of December 12, 2024, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2029(284)
(d)(638)	One Thousand Four Hundred Ninety-Fifth Supplemental Indenture dated as of December 12, 2024, to the U.S. Bank Indenture, and Form of 7.625% Prospect Capital InterNote® due 2034(284)
(d)(639)	One Thousand Four Hundred Ninety-Sixth Supplemental Indenture dated as of December 19, 2024, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2027(285)

Description
(d)(640)	One Thousand Four Hundred Ninety-Seventh Supplemental Indenture dated as of December 19, 2024, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2029(285)
(d)(641)	One Thousand Four Hundred Ninety-Eighth Supplemental Indenture dated as of December 19, 2024, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2034(285)
(d)(642)	One Thousand Four Hundred Ninety-Ninth Supplemental Indenture dated as of March 13, 2025, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2028(286)
(d)(643)	One Thousand Five Hundredth Supplemental Indenture dated as of March 13, 2025, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2030(286)
(d)(644)	One Thousand Five Hundred First Supplemental Indenture dated as of March 20, 2025, to the U.S. Bank Indenture, and Form of 7.125% Prospect Capital InterNote® due 2028(287)
(d)(645)	One Thousand Five Hundred Second Supplemental Indenture dated as of March 20, 2025, to the U.S. Bank Indenture, and Form of 7.375% Prospect Capital InterNote® due 2030(287)
(d)(646)	One Thousand Five Hundred Third Supplemental Indenture dated as of March 27, 2025, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2028(288)
(d)(647)	One Thousand Five Hundred Fourth Supplemental Indenture dated as of March 27, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2030(288)
(d)(648)	One Thousand Five Hundred Fifth Supplemental Indenture dated as of April 3, 2025, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2028(289)
(d)(649)	One Thousand Five Hundred Sixth Supplemental Indenture dated as of April 3, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2030(289)
(d)(650)	One Thousand Five Hundred Seventh Supplemental Indenture dated as of April 10, 2025, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2028(290)
(d)(651)	One Thousand Five Hundred Eighth Supplemental Indenture dated as of April 10, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2030(290)
(d)(652)	One Thousand Five Hundred Ninth Supplemental Indenture dated as of April 17, 2025, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2028(291)
(d)(653)	One Thousand Five Hundred Tenth Supplemental Indenture dated as of April 17, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2030(291)
(d)(654)	One Thousand Five Hundred Eleventh Supplemental Indenture dated as of April 24, 2025, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2028(292)
(d)(655)	One Thousand Five Hundred Twelfth Supplemental Indenture dated as of April 24, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2030(292)
(d)(656)	One Thousand Five Hundred Thirteenth Supplemental Indenture dated as of May 1, 2025, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2028(293)
(d)(657)	One Thousand Five Hundred Fourteenth Supplemental Indenture dated as of May 1, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2030(293)
(d)(658)	One Thousand Five Hundred Fifteenth Supplemental Indenture dated as of May 8, 2025, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2028(294)
(d)(659)	One Thousand Five Hundred Sixteenth Supplemental Indenture dated as of May 8, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2030(294)
(d)(660)	One Thousand Five Hundred Seventeenth Supplemental Indenture dated as of May 22, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(295)
(d)(661)	One Thousand Five Hundred Eighteenth Supplemental Indenture dated as of May 22, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(295)
(d)(662)	One Thousand Five Hundred Nineteenth Supplemental Indenture dated as of May 22, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(295)
(d)(663)	One Thousand Five Hundred Twentieth Supplemental Indenture dated as of May 30, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(296)
(d)(664)	One Thousand Five Hundred Twenty-First Supplemental Indenture dated as of May 30, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(296)
(d)(665)	One Thousand Five Hundred Twenty-Second Supplemental Indenture dated as of May 30, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(296)
(d)(666)	One Thousand Five Hundred Twenty-Third Supplemental Indenture dated as of June 5, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(297)
(d)(667)	One Thousand Five Hundred Twenty-Fourth Supplemental Indenture dated as of June 5, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(297)
(d)(668)	One Thousand Five Hundred Twenty-Fifth Supplemental Indenture dated as of June 5, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(297)

Description
(d)(669)	One Thousand Five Hundred Twenty-Sixth Supplemental Indenture dated as of June 12, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(298)
(d)(670)	One Thousand Five Hundred Twenty-Seventh Supplemental Indenture dated as of June 12, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(298)
(d)(671)	One Thousand Five Hundred Twenty-Eighth Supplemental Indenture dated as of June 12, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(298)
(d)(672)	One Thousand Five Hundred Twenty-Ninth Supplemental Indenture dated as of June 20, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(299)
(d)(673)	One Thousand Five Hundred Thirtieth Supplemental Indenture dated as of June 20, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(299)
(d)(674)	One Thousand Five Hundred Thirty-First Supplemental Indenture dated as of June 20, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(299)
(d)(675)	One Thousand Five Hundred Thirty-Second Supplemental Indenture dated as of June 26, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(300)
(d)(676)	One Thousand Five Hundred Thirty-Third Supplemental Indenture dated as of June 26, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(300)
(d)(677)	One Thousand Five Hundred Thirty-Fourth Supplemental Indenture dated as of June 26, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(300)
(d)(678)	One Thousand Five Hundred Thirty-Fifth Supplemental Indenture dated as of July 3, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(301)
(d)(679)	One Thousand Five Hundred Thirty-Sixth Supplemental Indenture dated as of July 3, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(301)
(d)(680)	One Thousand Five Hundred Thirty-Seventh Supplemental Indenture dated as of July 3, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(301)
(d)(681)	One Thousand Five Hundred Thirty-Eighth Supplemental Indenture dated as of July 10, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(302)
(d)(682)	One Thousand Five Hundred Thirty-Ninth Supplemental Indenture dated as of July 10, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(302)
(d)(683)	One Thousand Five Hundred Fortieth Supplemental Indenture dated as of July 10, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(302)
(d)(684)	One Thousand Five Hundred Forty-First Supplemental Indenture dated as of July 17, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(303)
(d)(685)	One Thousand Five Hundred Forty-Second Supplemental Indenture dated as of July 17, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(303)
(d)(686)	One Thousand Five Hundred Forty-Third Supplemental Indenture dated as of July 17, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(303)
(d)(687)	One Thousand Five Hundred Forty-Fourth Supplemental Indenture dated as of July 24, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(304)
(d)(688)	One Thousand Five Hundred Forty-Fifth Supplemental Indenture dated as of July 24, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(304)
(d)(689)	One Thousand Five Hundred Forty-Sixth Supplemental Indenture dated as of July 24, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(304)
(d)(690)	One Thousand Five Hundred Forty-Seventh Supplemental Indenture dated as of July 31, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(305)
(d)(691)	One Thousand Five Hundred Forty-Eighth Supplemental Indenture dated as of July 31, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(305)
(d)(692)	One Thousand Five Hundred Forty-Ninth Supplemental Indenture dated as of July 31, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(305)
(d)(693)	One Thousand Five Hundred Fiftieth Supplemental Indenture dated as of August 7, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(306)
(d)(694)	One Thousand Five Hundred Fifty-First Supplemental Indenture dated as of August 7, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(306)
(d)(695)	One Thousand Five Hundred Fifty-Second Supplemental Indenture dated as of August 7, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(306)
(d)(696)	One Thousand Five Hundred Fifty-Third Supplemental Indenture dated as of August 14, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(307)
(d)(697)	One Thousand Five Hundred Fifty-Fourth Supplemental Indenture dated as of August 14, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(307)

Description
(d)(698)	One Thousand Five Hundred Fifty-Fifth Supplemental Indenture dated as of August 14, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(307)
(d)(699)	One Thousand Five Hundred Fifty-Sixth Supplemental Indenture dated as of August 21, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(308)
(d)(700)	One Thousand Five Hundred Fifty-Seventh Supplemental Indenture dated as of August 21, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(308)
(d)(701)	One Thousand Five Hundred Fifty-Eighth Supplemental Indenture dated as of August 21, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(308)
(d)(702)	One Thousand Five Hundred Fifty-Ninth Supplemental Indenture dated as of August 28, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2028(309)
(d)(703)	One Thousand Five Hundred Sixtieth Supplemental Indenture dated as of August 28, 2025, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2030(309)
(d)(704)	One Thousand Five Hundred Sixty-First Supplemental Indenture dated as of August 28, 2025, to the U.S. Bank Indenture, and Form of 8.000% Prospect Capital InterNote® due 2032(309)
(d)(705)	One Thousand Five Hundred Sixty-Second Supplemental Indenture dated as of September 11, 2025, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2028(310)
(d)(706)	One Thousand Five Hundred Sixty-Third Supplemental Indenture dated as of September 11, 2025, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2030(310)
(d)(707)	One Thousand Five Hundred Sixty-Fourth Supplemental Indenture dated as of September 11, 2025, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2032(310)
(d)(708)	One Thousand Five Hundred Sixty-Fifth Supplemental Indenture dated as of September 18, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2028(311)
(d)(709)	One Thousand Five Hundred Sixty-Sixth Supplemental Indenture dated as of September 18, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2030(311)
(d)(710)	One Thousand Five Hundred Sixty-Seventh Supplemental Indenture dated as of September 18, 2025, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2032(311)
(d)(711)	One Thousand Five Hundred Sixty-Eighth Supplemental Indenture dated as of September 25, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2028(312)
(d)(712)	One Thousand Five Hundred Sixty-Ninth Supplemental Indenture dated as of September 25, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2030(312)
(d)(713)	One Thousand Five Hundred Seventieth Supplemental Indenture dated as of September 25, 2025, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2032(312)
(d)(714)	One Thousand Five Hundred Seventy-First Supplemental Indenture dated as of October 2, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(313)
(d)(715)	One Thousand Five Hundred Seventy-Second Supplemental Indenture dated as of October 2, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(313)
(d)(716)	One Thousand Five Hundred Seventy-Third Supplemental Indenture dated as of October 2, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(313)
(d)(717)	One Thousand Five Hundred Seventy-Fourth Supplemental Indenture dated as of October 9, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(314)
(d)(718)	One Thousand Five Hundred Seventy-Fifth Supplemental Indenture dated as of October 9, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(314)
(d)(719)	One Thousand Five Hundred Seventy-Sixth Supplemental Indenture dated as of October 9, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(314)
(d)(720)	One Thousand Five Hundred Seventy-Seventh Supplemental Indenture dated as of October 17, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(315)
(d)(721)	One Thousand Five Hundred Seventy-Eighth Supplemental Indenture dated as of October 17, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(315)
(d)(722)	One Thousand Five Hundred Seventy-Ninth Supplemental Indenture dated as of October 17, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(315)
(d)(723)	One Thousand Five Hundred Eightieth Supplemental Indenture dated as of October 23, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(316)
(d)(724)	One Thousand Five Hundred Eighty-First Supplemental Indenture dated as of October 23, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(316)
(d)(725)	One Thousand Five Hundred Eighty-Second Supplemental Indenture dated as of October 23, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(316)
(d)(726)	One Thousand Five Hundred Eighty-Third Supplemental Indenture dated as of October 30, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(317)

Description
(d)(727)	One Thousand Five Hundred Eighty-Fourth Supplemental Indenture dated as of October 30, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(317)
(d)(728)	One Thousand Five Hundred Eighty-Fifth Supplemental Indenture dated as of October 30, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(317)
(d)(729)	One Thousand Five Hundred Eighty-Sixth Supplemental Indenture dated as of November 6, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(318)
(d)(730)	One Thousand Five Hundred Eighty-Seventh Supplemental Indenture dated as of November 6, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(318)
(d)(731)	One Thousand Five Hundred Eighty-Eighth Supplemental Indenture dated as of November 6, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(318)
(d)(732)	One Thousand Five Hundred Eighty-Ninth Supplemental Indenture dated as of November 20, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(319)
(d)(733)	One Thousand Five Hundred Ninetieth Supplemental Indenture dated as of November 20, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(319)
(d)(734)	One Thousand Five Hundred Ninety-First Supplemental Indenture dated as of November 20, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(319)
(d)(735)	One Thousand Five Hundred Ninety-Second Supplemental Indenture dated as of November 28, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(320)
(d)(736)	One Thousand Five Hundred Ninety-Third Supplemental Indenture dated as of November 28, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(320)
(d)(737)	One Thousand Five Hundred Ninety-Fourth Supplemental Indenture dated as of November 28, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(320)
(d)(738)	One Thousand Five Hundred Ninety-Fifth Supplemental Indenture dated as of December 4, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(321)
(d)(739)	One Thousand Five Hundred Ninety-Sixth Supplemental Indenture dated as of December 4, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(321)
(d)(740)	One Thousand Five Hundred Ninety-Seventh Supplemental Indenture dated as of December 4, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(321)
(d)(741)	One Thousand Five Hundred Ninety-Eighth Supplemental Indenture dated as of December 11, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(322)
(d)(742)	One Thousand Five Hundred Ninety-Ninth Supplemental Indenture dated as of December 11, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(322)
(d)(743)	One Thousand Six Hundredth Supplemental Indenture dated as of December 11, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(322)
(d)(744)	One Thousand Six Hundred First Supplemental Indenture dated as of December 18, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(323)
(d)(745)	One Thousand Six Hundred Second Supplemental Indenture dated as of December 18, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(323)
(d)(746)	One Thousand Six Hundred Third Supplemental Indenture dated as of December 18, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(323)
(d)(747)	One Thousand Six Hundred Fourth Supplemental Indenture dated as of December 26, 2025, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2028(324)
(d)(748)	One Thousand Six Hundred Fifth Supplemental Indenture dated as of December 26, 2025, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2030(324)
(d)(749)	One Thousand Six Hundred Sixth Supplemental Indenture dated as of December 26, 2025, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2032(324)
(d)(750)	One Thousand Six Hundred Seventh Supplemental Indenture dated as of January 2, 2026, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2029(325)
(d)(751)	One Thousand Six Hundred Eighth Supplemental Indenture dated as of January 2, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2031(325)
(d)(752)	One Thousand Six Hundred Ninth Supplemental Indenture dated as of January 2, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2033(325)
(d)(753)	One Thousand Six Hundred Tenth Supplemental Indenture dated as of January 8, 2026, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2029(326)
(d)(754)	One Thousand Six Hundred Eleventh Supplemental Indenture dated as of January 8, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2031(326)
(d)(755)	One Thousand Six Hundred Twelfth Supplemental Indenture dated as of January 8, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2033(326)

Description
(d)(756)	One Thousand Six Hundred Thirteenth Supplemental Indenture dated as of January 15, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(327)
(d)(757)	One Thousand Six Hundred Fourteenth Supplemental Indenture dated as of January 15, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(327)
(d)(758)	One Thousand Six Hundred Fifteenth Supplemental Indenture dated as of January 15, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(327)
(d)(759)	One Thousand Six Hundred Sixteenth Supplemental Indenture dated as of January 23, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(328)
(d)(760)	One Thousand Six Hundred Seventeenth Supplemental Indenture dated as of January 23, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(328)
(d)(761)	One Thousand Six Hundred Eighteenth Supplemental Indenture dated as of January 23, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(328)
(d)(762)	One Thousand Six Hundred Nineteenth Supplemental Indenture dated as of January 29, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(329)
(d)(763)	One Thousand Six Hundred Twentieth Supplemental Indenture dated as of January 29, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(329)
(d)(764)	One Thousand Six Hundred Twenty-First Supplemental Indenture dated as of January 29, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(329)
(d)(765)	One Thousand Six Hundred Twenty-Second Supplemental Indenture dated as of February 5, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(330)
(d)(766)	One Thousand Six Hundred Twenty-Third Supplemental Indenture dated as of February 5, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(330)
(d)(767)	One Thousand Six Hundred Twenty-Fourth Supplemental Indenture dated as of February 5, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(330)
(d)(768)	One Thousand Six Hundred Twenty-Fifth Supplemental Indenture dated as of February 20, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(331)
(d)(769)	One Thousand Six Hundred Twenty-Sixth Supplemental Indenture dated as of February 20, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(331)
(d)(770)	One Thousand Six Hundred Twenty-Seventh Supplemental Indenture dated as of February 20, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(331)
(d)(771)	One Thousand Six Hundred Twenty-Eighth Supplemental Indenture dated as of February 26, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(332)
(d)(772)	One Thousand Six Hundred Twenty-Ninth Supplemental Indenture dated as of February 26, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(332)
(d)(773)	One Thousand Six Hundred Thirtieth Supplemental Indenture dated as of February 26, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(332)
(d)(774)	One Thousand Six Hundred Thirty-First Supplemental Indenture dated as of March 5, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(333)
(d)(775)	One Thousand Six Hundred Thirty-Second Supplemental Indenture dated as of March 5, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(333)
(d)(776)	One Thousand Six Hundred Thirty-Third Supplemental Indenture dated as of March 5, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(333)
(d)(777)	One Thousand Six Hundred Thirty-Fourth Supplemental Indenture dated as of March 12, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(334)
(d)(778)	One Thousand Six Hundred Thirty-Fifth Supplemental Indenture dated as of March 12, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(334)
(d)(779)	One Thousand Six Hundred Thirty-Sixth Supplemental Indenture dated as of March 12, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(334)
(d)(780)	One Thousand Six Hundred Thirty-Seventh Supplemental Indenture dated as of March 19, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(335)
(d)(781)	One Thousand Six Hundred Thirty-Eighth Supplemental Indenture dated as of March 19, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(335)
(d)(782)	One Thousand Six Hundred Thirty-Ninth Supplemental Indenture dated as of March 19, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(335)
(d)(783)	One Thousand Six Hundred Fortieth Supplemental Indenture dated as of March 26, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(336)
(d)(784)	One Thousand Six Hundred Forty-First Supplemental Indenture dated as of March 26, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(336)

Description
(d)(785)	One Thousand Six Hundred Forty-Second Supplemental Indenture dated as of March 26, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(336)
(d)(786)	One Thousand Six Hundred Forty-Third Supplemental Indenture dated as of April 2, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(337)
(d)(787)	One Thousand Six Hundred Forty-Fourth Supplemental Indenture dated as of April 2, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(337)
(d)(788)	One Thousand Six Hundred Forty-Fifth Supplemental Indenture dated as of April 2, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(337)
(d)(789)	One Thousand Six Hundred Forty-Sixth Supplemental Indenture dated as of April 9, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(338)
(d)(790)	One Thousand Six Hundred Forty-Seventh Supplemental Indenture dated as of April 9, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(338)
(d)(791)	One Thousand Six Hundred Forty-Eighth Supplemental Indenture dated as of April 9, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(338)
(d)(792)	One Thousand Six Hundred Forty-Ninth Supplemental Indenture dated as of April 16, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2029(339)
(d)(793)	One Thousand Six Hundred Fiftieth Supplemental Indenture dated as of April 16, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2031(339)
(d)(794)	One Thousand Six Hundred Fifty-First Supplemental Indenture dated as of April 16, 2026, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2033(339)
(d)(795)	One Thousand Six Hundred Fifty-Second Supplemental Indenture dated as of April 23, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(340)
(d)(796)	One Thousand Six Hundred Fifty-Third Supplemental Indenture dated as of April 23, 2026, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2031(340)
(d)(797)	One Thousand Six Hundred Fifty-Fourth Supplemental Indenture dated as of April 23, 2026, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2033(340)
(d)(798)	One Thousand Six Hundred Fifty-Fifth Supplemental Indenture dated as of April 30, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2029(341)
(d)(799)	One Thousand Six Hundred Fifty-Sixth Supplemental Indenture dated as of April 30, 2026, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2031(341)
(d)(800)	One Thousand Six Hundred Fifty-Seventh Supplemental Indenture dated as of April 30, 2026, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2033(341)
(d)(801)	One Thousand Six Hundred Fifty-Eighth Supplemental Indenture dated as of May 7, 2026, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(342)
(d)(802)	One Thousand Six Hundred Fifty-Ninth Supplemental Indenture dated as of May 7, 2026, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2031(342)
(d)(803)	One Thousand Six Hundred Sixtieth Supplemental Indenture dated as of May 7, 2026, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2033(342)
(d)(804)	One Thousand Six Hundred Sixty-Fourth Supplemental Indenture dated as of May 29, 2026, to the U.S. Bank Indenture, and Form of 7.250% Prospect Capital InterNote® due 2029(343)
(d)(805)	One Thousand Six Hundred Sixty-Fifth Supplemental Indenture dated as of May 29, 2026, to the U.S. Bank Indenture, and Form of 7.500% Prospect Capital InterNote® due 2031(343)
(d)(806)	One Thousand Six Hundred Sixty-Sixth Supplemental Indenture dated as of May 29, 2026, to the U.S. Bank Indenture, and Form of 7.750% Prospect Capital InterNote® due 2033(343)
(d)(807)	One Thousand Six Hundred Seventieth Supplemental Indenture dated as of June 11, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(344)
(d)(808)	One Thousand Six Hundred Seventy-First Supplemental Indenture dated as of June 11, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(344)
(d)(809)	One Thousand Six Hundred Seventy-Second Supplemental Indenture dated as of June 11, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(344)
(d)(810)	One Thousand Six Hundred Seventy-Third Supplemental Indenture dated as of June 18, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(345)
(d)(811)	One Thousand Six Hundred Seventy-Fourth Supplemental Indenture dated as of June 18, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(345)
(d)(812)	One Thousand Six Hundred Seventy-Fifth Supplemental Indenture dated as of June 18, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(345)
(d)(813)	One Thousand Six Hundred Seventy-Sixth Supplemental Indenture dated as of June 25, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2029(346)

Description
(d)(814)	One Thousand Six Hundred Seventy-Seventh Supplemental Indenture dated as of June 25, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2031(346)
(d)(815)	One Thousand Six Hundred Seventy-Eighth Supplemental Indenture dated as of June 25, 2026, to the U.S. Bank Indenture, and Form of 7.000% Prospect Capital InterNote® due 2033(346)
(d)(816)	One Thousand Six Hundred Seventy-Ninth Supplemental Indenture dated as of July 2, 2026, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2029(347)
(d)(817)	One Thousand Six Hundred Eightieth Supplemental Indenture dated as of July 2, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2031(347)
(d)(818)	One Thousand Six Hundred Eighty-First Supplemental Indenture dated as of July 2, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2033(347)
(d)(819)	One Thousand Six Hundred Eighty-Second Supplemental Indenture dated as of July 9, 2026, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2029(348)
(d)(820)	One Thousand Six Hundred Eighty-Third Supplemental Indenture dated as of July 9, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2031(348)
(d)(821)	One Thousand Six Hundred Eighty-Fourth Supplemental Indenture dated as of July 9, 2026, to the U.S. Bank Indenture, and Form of 6.750% Prospect Capital InterNote® due 2033(348)
(d)(822)	One Thousand Six Hundred Eighty-Eighth Supplemental Indenture dated as of July 23, 2026, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(349)
(d)(823)	One Thousand Six Hundred Eighty-Ninth Supplemental Indenture dated as of July 23, 2026, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2031(349)
(d)(824)	One Thousand Six Hundred Ninetieth Supplemental Indenture dated as of July 23, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2033(349)
(d)(825)	One Thousand Six Hundred Ninety-First Supplemental Indenture dated as of July 30, 2026, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(350)
(d)(826)	One Thousand Six Hundred Ninety-Second Supplemental Indenture dated as of July 30, 2026, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2031(350)
(d)(827)	One Thousand Six Hundred Ninety-Third Supplemental Indenture dated as of July 30, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2033(350)
(d)(828)	One Thousand Six Hundred Ninety-Fourth Supplemental Indenture dated as of August 6, 2026, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(351)
(d)(829)	One Thousand Six Hundred Ninety-Fifth Supplemental Indenture dated as of August 6, 2026, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2031(351)
(d)(830)	One Thousand Six Hundred Ninety-Sixth Supplemental Indenture dated as of August 6, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2033(351)
(d)(831)	One Thousand Six Hundred Ninety-Seventh Supplemental Indenture dated as of August 13, 2026, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029(352)
(d)(832)	One Thousand Six Hundred Ninety-Eighth Supplemental Indenture dated as of August 13, 2026, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2031(352)
(d)(833)	One Thousand Six Hundred Ninety-Ninth Supplemental Indenture dated as of August 13, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2033(352)
(d)(834)	One Thousand Seven Hundredth Supplemental Indenture dated as of August 20, 2026, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029†
(d)(835)	One Thousand Seven Hundred First Supplemental Indenture dated as of August 20, 2026, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2031†
(d)(836)	One Thousand Seven Hundred Second Supplemental Indenture dated as of August 20, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2033†
(e)	Dividend Reinvestment and Direct Stock Purchase Plan(73)
(e)(1)	Amended and Restated Preferred Stock Dividend Reinvestment Plan(104)
(f)	Not Applicable
(g)	Form of Investment Advisory Agreement between Registrant and Prospect Capital Management L.P.(2)
(h)(1)
Selling Agent Agreement, dated February 13, 2020, by and among, the Registrant, Prospect Capital Management L.P., Prospect Administration LLC, Incapital LLC and the Agents named therein and added from time to time(72)

(h)(2)	Form of Equity Distribution Agreement(45)
(h)(3)	Form of Debt Distribution Agreement(48)
(h)(4)	Amended and Restated Dealer Manager Agreement, dated as of February 25, 2021, by and between Prospect Capital Corporation and Preferred Capital Securities, LLC(91)

Description
(h)(5)
Amended and Restated Dealer Manager Agreement, dated February 18, 2022, by and among, the Company, Prospect Capital Management L.P., Prospect Administration LLC, InspereX LLC and the Agents named therein and added from time to time(145)

(h)(6)	Amendment No. 1 to Amended and Restated Dealer Manager Agreement, dated as of June 9, 2022, by and between Prospect Capital Corporation and Preferred Capital Securities, LLC(164)
(h)(7)	Amendment No. 2 to Amended and Restated Dealer Manager Agreement, dated October 7, 2022, between the Company, Preferred Capital Securities, LLC(178)
(h)(8)
Amendment No. 1 to Amended and Restated Dealer Manager Agreement, dated October 7, 2022, by and among the Company, Prospect Capital Management L.P., Prospect Administration LLC, InspereX LLC and the Agents named therein and added from time to time(180)

(h)(9)	Form of Selling Agent Agreement(59)
(h)(10)	Underwriting Agreement*
(i)	Not Applicable
(j)(1)	Amended and Restated Custody Agreement, dated as of September 23, 2014, by and between the Registrant and U.S. Bank National Association(43)
(j)(2)	Custody Agreement, dated as of April 24, 2013, by and between the Registrant and Israeli Discount Bank of New York Ltd.(32)
(j)(3)	Custody Agreement, dated as of October 28, 2013, by and between the Registrant and Fifth Third Bank(37)
(j)(4)	Custody Agreement, dated as of May 9, 2014, by and between the Registrant and Customers Bank(41)
(j)(5)	Custody Agreement, dated as of May 9, 2014, by and between the Registrant and Peapack-Gladstone Bank(42)
(j)(6)	Custody Agreement, dated as of October 10, 2014, by and between Prospect Yield Corporation, LLC and U.S. Bank National Association(44)
(j)(7)	Custody Agreement, dated as of August 27, 2014, by and between the Registrant and BankUnited, N.A.(46)
(j)(8)	Third Amended and Restated Custody Agreement, dated as of November 6, 2015, by and between Prospect Small Business Lending, LLC and Deutsche Bank Trust Company Americas(50)
(k)(1)	Form of Administration Agreement between Registrant and Prospect Administration LLC(3)
(k)(2)	Form of Transfer Agency and Registrar Services Agreement(5)
(k)(3)	Form of Trademark License Agreement between the Registrant and Prospect Capital Investment Management, LLC(4)
(k)(4)
First Amendment to Seventh Amended and Restated Loan and Servicing Agreement, dated September 7, 2022, among Prospect Capital Funding LLC, Prospect Capital Corporation, the lenders from time to time party thereto, the managing agents from time to time party thereto, U.S. Bank National Association as Calculation Agent, Paying Agent and Documentation Agent, and KeyBank National Association as Facility Agent, Syndication Agent, Structuring Agent, Sole Lead Arranger and Sole Bookrunner(176)

(k)(5)	Escrow Agreement, by and between Preferred Capital Securities, LLC, Prospect Capital Corporation and UMB Bank, National Association(80)
(k)(6)	Escrow Agreement, by and between Prospect Capital Corporation and UMB Bank, National Association(147)
(l)(1)	Opinion and Consent of Venable LLP, as special Maryland counsel for the Registrant(199)
(l)(2)	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, as special New York counsel for the Registrant(199)
(m)	Not Applicable
(n)(1)	Power of Attorney(199)
(n)(2)	Consent of independent registered public accounting firm (BDO USA, LLP)(199)
(n)(3)	Consent of independent auditor (RSM US LLP)(199)
(n)(4)	Consent of independent auditor (CohnReznick LLP)(200)
(o)	Not Applicable
(p)	Not Applicable
(q)	Not Applicable
(r)	Code of Ethics(49)
(s)	Calculation of Filing Fee Table†
99.1	Form of Preliminary Prospectus Supplement For Common Stock Offerings(199)
99.2	Form of Preliminary Prospectus Supplement For Preferred Stock Offerings(199)
99.3	Form of Preliminary Prospectus Supplement For Debt Offerings(199)
99.4	Form of Preliminary Prospectus Supplement For Rights Offerings(199)

Description
99.5	Form of Preliminary Prospectus Supplement For Warrant Offerings(199)
99.6	Form of Preliminary Prospectus Supplement For Unit Offerings(199)

___________________________________________

(1)	Incorporated by reference from the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2, filed on July 6, 2004.
(2)	Incorporated by reference from the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2, filed on July 6, 2004.
(3)	Incorporated by reference from the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2, filed on July 6, 2004.
(4)	Incorporated by reference from the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2, filed on July 6, 2004.
(5)	Incorporated by reference from the Registrant’s Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2, filed on July 23, 2004.
(6)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on March 1, 2012.
(7)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 3 to the Registration Statement on Form N-2, filed on March 14, 2012.
(8)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 2 to the Registration Statement on Form N-2, filed on November 23, 2012.
(9)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 3 to the Registration Statement on Form N-2, filed on November 29, 2012.
(10)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 3 to the Registration Statement on Form N-2, filed on November 29, 2012.
(11)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 9 to the Registration Statement on Form N-2, filed on January 4, 2013.
(12)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 10 to the Registration Statement on Form N-2, filed on January 10, 2013.
(13)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 11 to the Registration Statement on Form N-2, filed on January 17, 2013.
(14)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 12 to the Registration Statement on Form N-2, filed on January 25, 2013.
(15)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 12 to the Registration Statement on Form N-2, filed on January 25, 2013.
(16)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 13 to the Registration Statement on Form N-2, filed on January 31, 2013.
(17)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 14 to the Registration Statement on Form N-2, filed on February 7, 2013.
(18)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 16 to the Registration Statement on Form N-2, filed on February 22, 2013.
(19)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 17 to the Registration Statement on Form N-2, filed on February 28, 2013.
(20)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 18 to the Registration Statement on Form N-2, filed on March 7, 2013.
(21)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 19 to the Registration Statement on Form N-2, filed on March 14, 2013.
(22)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K, filed on March 15, 2013.
(23)	Incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K, filed on March 15, 2013.
(24)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 21 to the Registration Statement on Form N-2, filed on March 21, 2013.
(25)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 22 to the Registration Statement on Form N-2, filed on March 28, 2013.
(26)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 23 to the Registration Statement on Form N-2, filed on April 4, 2013.
(27)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 24 to the Registration Statement on Form N-2, filed on April 11, 2013.

(28)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 27 to the Registration Statement on Form N-2, filed on May 2, 2013.
(29)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 29 to the Registration Statement on Form N-2, filed on May 9, 2013.
(30)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 30 to the Registration Statement on Form N-2, filed on May 23, 2013.
(31)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 31 to the Registration Statement on Form N-2, filed on May 31, 2013.
(32)	Incorporated by reference to Exhibit 10.258 of the Registrant’s Form 10-K, filed on August 21, 2013.
(33)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 6 to the Registration Statement on Form N-2, filed on November 7, 2013.
(34)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 7 to the Registration Statement on Form N-2, filed on November 15, 2013.
(35)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 8 to the Registration Statement on Form N-2, filed on November 21, 2013.
(36)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 9 to the Registration Statement on Form N-2, filed on November 29, 2013.
(37)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 15 to the Registration Statement on Form N-2, filed on January 9, 2014.
(38)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 34 to the Registration Statement on Form N-2, filed on May 1, 2014.
(39)	Incorporated by reference from the Registrant’s Post-Effective Amendment No. 35 to the Registration Statement on Form N-2, filed on May 8, 2014.
(40)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed on May 9, 2014.
(41)	Incorporated by reference to Exhibit 10.12 of the Registrant’s Form 10-K, filed on August 25, 2014.
(42)	Incorporated by reference to Exhibit 10.13 of the Registrant’s Form 10-K, filed on August 25, 2014.
(43)	Incorporated by reference from the Registrant's Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on October 14, 2014.
(44)	Incorporated by reference from the Registrant's Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on October 14, 2014.
(45)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on November 7, 2014.
(46)	Incorporated by reference from the Registrant's Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on October 9, 2015.
(47)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed on December 11, 2015.
(48)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 37 to the Registration Statement on Form N-2, filed on September 1, 2016.
(49)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 39 to the Registration Statement on Form N-2, filed on September 22, 2016.
(50)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 39 to the Registration Statement on Form N-2, filed on August 30, 2017.
(51)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 81 to the Registration Statement on Form N-2, filed on June 20, 2018.
(52)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 98 to the Registration Statement on Form N-2, filed on October 1, 2018.
(53)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 40 to the Registration Statement on Form N-2, filed on August 1, 2019.
(54)	Incorporated by reference from the Registrant's Registration Statement on Form N-2, filed on August 2, 2019.
(55)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 41 to the Registration Statement on Form N-2, filed on August 8, 2019.
(56)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 42 to the Registration Statement on Form N-2, filed on August 15, 2019.
(57)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 43 to the Registration Statement on Form N-2, filed on August 22, 2019.
(58)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 43 to the Registration Statement on Form N-2, filed on August 22, 2019.
(59)	Incorporated by reference from the Registrant's Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 3, 2019.

(60)	Incorporated by reference from the Registrant's Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 3, 2019.
(61)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 26, 2019.
(62)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on September 26, 2019.
(63)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 2 to the Registration Statement on Form N-2, filed on October 3, 2019.
(64)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 2 to the Registration Statement on Form N-2, filed on October 3, 2019.
(65)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 3 to the Registration Statement on Form N-2, filed on October 10, 2019.
(66)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 3 to the Registration Statement on Form N-2, filed on October 10, 2019.
(67)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 4 to the Registration Statement on Form N-2, filed on October 18, 2019.
(68)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 5 to the Registration Statement on Form N-2, filed on October 24, 2019.
(69)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 6 to the Registration Statement on Form N-2, filed on October 31, 2019.
(70)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 12 to the Registration Statement on Form N-2, filed on December 19, 2019.
(71)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 20 to the Registration Statement on Form N-2, filed on February 12, 2020.
(72)	Incorporated by reference from the Registrant's Registration Statement on Form N-2, filed on February 13, 2020.
(73)	Incorporated by reference to Exhibit 99.1 of the Registrant’s Form 8-K, filed on April 17, 2020.
(74)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 7 to the Registration Statement on Form N-2, filed on April 30, 2020.
(75)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 8 to the Registration Statement on Form N-2, filed on May 7, 2020.
(76)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 9 to the Registration Statement on Form N-2, filed on May 14, 2020.
(77)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 10 to the Registration Statement on Form N-2, filed on May 29, 2020.
(78)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed on August 4, 2020.
(79)	Incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K, filed on August 4, 2020.
(80)	Incorporated by reference to Exhibit 99.1 of the Registrant’s Form 8-K, filed on August 5, 2020.
(81)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed on November 4, 2020.
(82)	Incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K, filed on November 4, 2020.
(83)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 40 to the Registration Statement on Form N-2, filed on January 7, 2021.
(84)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 41 to the Registration Statement on Form N-2, filed on January 14, 2021.
(85)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K, filed on January 22, 2021.
(86)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 42 to the Registration Statement on Form N-2, filed on January 22, 2021.
(87)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 43 to the Registration Statement on Form N-2, filed on January 28, 2021.
(88)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 44 to the Registration Statement on Form N-2, filed on February 4, 2021.
(89)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 45 to the Registration Statement on Form N-2, filed on February 11, 2021.
(90)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 46 to the Registration Statement on Form N-2, filed on February 25, 2021.
(91)	Incorporated by reference to Exhibit 1.1 of the Registrant's Form 8-K, filed on February 25, 2021.
(92)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 47 to the Registration Statement on Form N-2, filed on March 4, 2021.

(93)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 48 to the Registration Statement on Form N-2, filed on March 11, 2021.
(94)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 49 to the Registration Statement on Form N-2, filed on March 18, 2021.
(95)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 50 to the Registration Statement on Form N-2, filed on March 25, 2021.
(96)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 51 to the Registration Statement on Form N-2, filed on April 1, 2021.
(97)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 52 to the Registration Statement on Form N-2, filed on April 8, 2021.
(98)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 53 to the Registration Statement on Form N-2, filed on April 15, 2021.
(99)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 54 to the Registration Statement on Form N-2, filed on April 22, 2021.
(100)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 55 to the Registration Statement on Form N-2, filed on April 29, 2021.
(101)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 56 to the Registration Statement on Form N-2, filed on May 6, 2021.
(102)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 57 to the Registration Statement on Form N-2, filed on May 20, 2021.
(103)	Incorporated by reference to Exhibit 3.1 of the Registrant's Form 8-K, filed on May 26, 2021.
(104)	Incorporated by reference to Exhibit 99.1 of the Registrant's Form 8-K, filed on May 26, 2021.
(105)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K, filed on May 27, 2021.
(106)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 58 to the Registration Statement on Form N-2, filed on May 27, 2021.
(107)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 59 to the Registration Statement on Form N-2, filed on June 4, 2021.
(108)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 60 to the Registration Statement on Form N-2, filed on June 10, 2021.
(109)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 61 to the Registration Statement on Form N-2, filed on June 17, 2021.
(110)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 62 to the Registration Statement on Form N-2, filed on June 24, 2021.
(111)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 63 to the Registration Statement on Form N-2, filed on July 1, 2021.
(112)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 64 to the Registration Statement on Form N-2, filed on July 9, 2021.
(113)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 65 to the Registration Statement on Form N-2, filed on July 15, 2021.
(114)	Incorporated by reference to Exhibit 3.1 of the Registrant's Form 8-K, filed on July 19, 2021.
(115)	Incorporated by reference to Exhibit 3.2 of the Registrant's Form 8-K, filed on July 19, 2021.
(116)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 66 to the Registration Statement on Form N-2, filed on July 22, 2021.
(117)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 67 to the Registration Statement on Form N-2, filed on July 29, 2021.
(118)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 68 to the Registration Statement on Form N-2, filed on August 5, 2021.
(119)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 69 to the Registration Statement on Form N-2, filed on August 12, 2021.
(120)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 70 to the Registration Statement on Form N-2, filed on August 19, 2021.
(121)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 71 to the Registration Statement on Form N-2, filed on August 26, 2021.
(122)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 72 to the Registration Statement on Form N-2, filed on September 10, 2021.
(123)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 73 to the Registration Statement on Form N-2, filed on September 16, 2021.
(124)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 74 to the Registration Statement on Form N-2, filed on September 23, 2021.

(125)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K, filed on September 30, 2021.
(126)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 75 to the Registration Statement on Form N-2, filed on September 30, 2021.
(127)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 76 to the Registration Statement on Form N-2, filed on October 7, 2021.
(128)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 77 to the Registration Statement on Form N-2, filed on October 15, 2021.
(129)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 78 to the Registration Statement on Form N-2, filed on October 21, 2021.
(130)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 79 to the Registration Statement on Form N-2, filed on October 28, 2021.
(131)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 80 to the Registration Statement on Form N-2, filed on November 4, 2021.
(132)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 81 to the Registration Statement on Form N-2, filed on November 18, 2021.
(133)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 82 to the Registration Statement on Form N-2, filed on November 26, 2021.
(134)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 83 to the Registration Statement on Form N-2, filed on December 2, 2021.
(135)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 84 to the Registration Statement on Form N-2, filed on December 9, 2021.
(136)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 85 to the Registration Statement on Form N-2, filed on December 16, 2021.
(137)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 86 to the Registration Statement on Form N-2, filed on December 23, 2021.
(138)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 87 to the Registration Statement on Form N-2, filed on December 30, 2021.
(139)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 88 to the Registration Statement on Form N-2, filed on January 6, 2022.
(140)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 89 to the Registration Statement on Form N-2, filed on January 13, 2022.
(141)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 90 to the Registration Statement on Form N-2, filed on January 21, 2022.
(142)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 91 to the Registration Statement on Form N-2, filed on January 27, 2022.
(143)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 92 to the Registration Statement on Form N-2, filed on February 3, 2022.
(144)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 93 to the Registration Statement on Form N-2, filed on February 10, 2022.
(145)	Incorporated by reference to Exhibit 1.1 of the Registrant’s Form 8-K, filed on February 23, 2022.
(146)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed on February 23, 2022.
(147)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed on February 23, 2022.
(148)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 94 to the Registration Statement on Form N-2, filed on February 25, 2022.
(149)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 95 to the Registration Statement on Form N-2, filed on March 3, 2022.
(150)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 96 to the Registration Statement on Form N-2, filed on March 10, 2022.
(151)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 97 to the Registration Statement on Form N-2, filed on March 17, 2022.
(152)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 98 to the Registration Statement on Form N-2, filed on March 24, 2022.
(153)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 99 to the Registration Statement on Form N-2, filed on March 31, 2022.
(154)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 100 to the Registration Statement on Form N-2, filed on April 7, 2022.
(155)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 101 to the Registration Statement on Form N-2, filed on April 14, 2022.

(156)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 102 to the Registration Statement on Form N-2, filed on April 21, 2022.
(157)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 103 to the Registration Statement on Form N-2, filed on April 28, 2022.
(158)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 104 to the Registration Statement on Form N-2, filed on May 5, 2022.
(159)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 105 to the Registration Statement on Form N-2, filed on May 19, 2022.
(160)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 106 to the Registration Statement on Form N-2, filed on May 26, 2022.
(161)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 107 to the Registration Statement on Form N-2, filed on June 3, 2022.
(162)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed on June 9, 2022.
(163)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 108 to the Registration Statement on Form N-2, filed on June 9, 2022.
(164)	Incorporated by reference to Exhibit 1.1 of the Registrant’s Form 8-K, filed on June 9, 2022.
(165)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 109 to the Registration Statement on Form N-2, filed on June 16, 2022.
(166)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 110 to the Registration Statement on Form N-2, filed on June 24, 2022.
(167)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 111 to the Registration Statement on Form N-2, filed on June 30, 2022.
(168)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 112 to the Registration Statement on Form N-2, filed on July 8, 2022.
(169)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 113 to the Registration Statement on Form N-2, filed on July 14, 2022.
(170)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 114 to the Registration Statement on Form N-2, filed on July 21, 2022.
(171)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 115 to the Registration Statement on Form N-2, filed on July 28, 2022.
(172)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 116 to the Registration Statement on Form N-2, filed on August 4, 2022.
(173)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 117 to the Registration Statement on Form N-2, filed on August 11, 2022.
(174)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 118 to the Registration Statement on Form N-2, filed on August 18, 2022.
(175)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 119 to the Registration Statement on Form N-2, filed on August 25, 2022.
(176)	Incorporated by reference to Exhibit 10.1 of the Registrant's Form 8-K, filed on September 7, 2022.
(177)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 120 to the Registration Statement on Form N-2, filed on September 22, 2022.
(178)	Incorporated by reference to Exhibit 1.1 of the Registrant’s Form 8-K, filed on October 12, 2022.
(179)	Incorporated by reference to Exhibit 1.1 of the Registrant’s Form 8-K, filed on October 12, 2022.
(180)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed on October 12, 2022.
(181)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed on October 12, 2022.
(182)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 121 to the Registration Statement on Form N-2, filed on October 20, 2022.
(183)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 122 to the Registration Statement on Form N-2, filed on October 27, 2022.
(184)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 123 to the Registration Statement on Form N-2, filed on November 3, 2022.
(185)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 124 to the Registration Statement on Form N-2, filed on November 10, 2022.
(186)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 125 to the Registration Statement on Form N-2, filed on November 25, 2022.
(187)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 126 to the Registration Statement on Form N-2, filed on December 1, 2022.

(188)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 127 to the Registration Statement on Form N-2, filed on December 8, 2022.
(189)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 128 to the Registration Statement on Form N-2, filed on December 15, 2022.
(190)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 129 to the Registration Statement on Form N-2, filed on December 22, 2022.
(191)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 130 to the Registration Statement on Form N-2, filed on December 30, 2022.
(192)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 131 to the Registration Statement on Form N-2, filed on January 6, 2023.
(193)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 132 to the Registration Statement on Form N-2, filed on January 12, 2023.
(194)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 133 to the Registration Statement on Form N-2, filed on January 20, 2023.
(195)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 134 to the Registration Statement on Form N-2, filed on January 26, 2023.
(196)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 135 to the Registration Statement on Form N-2, filed on February 2, 2023.
(197)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 136 to the Registration Statement on Form N-2, filed on February 9, 2023.
(198)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 18 to the Registration Statement on Form N-2, filed on March 1, 2019.
(199)	Incorporated by reference from the Registrant's Registration Statement on Form N-2, filed on February 10, 2023.
(200)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on February 13, 2023.
(201)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 2 to the Registration Statement on Form N-2, filed on February 24, 2023.
(202)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 3 to the Registration Statement on Form N-2, filed on March 2, 2023.
(203)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 4 to the Registration Statement on Form N-2, filed on March 9, 2023.
(204)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 5 to the Registration Statement on Form N-2, filed on March 16, 2023.
(205)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 6 to the Registration Statement on Form N-2, filed on March 23, 2023.
(206)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 7 to the Registration Statement on Form N-2, filed on March 30, 2023.
(207)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 8 to the Registration Statement on Form N-2, filed on April 6, 2023.
(208)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 9 to the Registration Statement on Form N-2, filed on April 13, 2023.
(209)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 10 to the Registration Statement on Form N-2, filed on April 20, 2023.
(210)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 11 to the Registration Statement on Form N-2, filed on April 27, 2023.
(211)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 12 to the Registration Statement on Form N-2, filed on May 4, 2023.
(212)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 13 to the Registration Statement on Form N-2, filed on May 11, 2023.
(213)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 14 to the Registration Statement on Form N-2, filed on May 25, 2023.
(214)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 15 to the Registration Statement on Form N-2, filed on June 2, 2023.
(215)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 16 to the Registration Statement on Form N-2, filed on June 8, 2023.
(216)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 17 to the Registration Statement on Form N-2, filed on June 15, 2023.
(217)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 18 to the Registration Statement on Form N-2, filed on June 23, 2023.

(218)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 19 to the Registration Statement on Form N-2, filed on June 29, 2023.
(219)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 20 to the Registration Statement on Form N-2, filed on July 7, 2023.
(220)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 21 to the Registration Statement on Form N-2, filed on July 13, 2023.
(221)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 22 to the Registration Statement on Form N-2, filed on July 20, 2023.
(222)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 23 to the Registration Statement on Form N-2, filed on July 27, 2023.
(223)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 24 to the Registration Statement on Form N-2, filed on August 3, 2023.
(224)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 25 to the Registration Statement on Form N-2, filed on August 10, 2023.
(225)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 26 to the Registration Statement on Form N-2, filed on August 17, 2023.
(226)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 27 to the Registration Statement on Form N-2, filed on August 24, 2023.
(227)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 28 to the Registration Statement on Form N-2, filed on September 21, 2023.
(228)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 29 to the Registration Statement on Form N-2, filed on September 28, 2023.
(229)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 30 to the Registration Statement on Form N-2, filed on October 5, 2023.
(230)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 31 to the Registration Statement on Form N-2, filed on October 19, 2023.
(231)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 32 to the Registration Statement on Form N-2, filed on October 26, 2023.
(232)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 33 to the Registration Statement on Form N-2, filed on November 9, 2023.
(233)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 34 to the Registration Statement on Form N-2, filed on November 24, 2023.
(234)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 35 to the Registration Statement on Form N-2, filed on November 30, 2023.
(235)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 36 to the Registration Statement on Form N-2, filed on December 7, 2023.
(236)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 37 to the Registration Statement on Form N-2, filed on December 14, 2023.
(237)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 38 to the Registration Statement on Form N-2, filed on December 21, 2023.
(238)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 39 to the Registration Statement on Form N-2, filed on December 29, 2023.
(239)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 40 to the Registration Statement on Form N-2, filed on January 5, 2024.
(240)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 41 to the Registration Statement on Form N-2, filed on January 11, 2024.
(241)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 42 to the Registration Statement on Form N-2, filed on January 19, 2024.
(242)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 43 to the Registration Statement on Form N-2, filed on January 25, 2024.
(243)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 44 to the Registration Statement on Form N-2, filed on February 1, 2024.
(244)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 45 to the Registration Statement on Form N-2, filed on February 8, 2024.
(245)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 46 to the Registration Statement on Form N-2, filed on February 23, 2024.
(246)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 47 to the Registration Statement on Form N-2, filed on February 29, 2024.
(247)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 48 to the Registration Statement on Form N-2, filed on March 7, 2024.

(248)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 49 to the Registration Statement on Form N-2, filed on March 14, 2024.
(249)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 50 to the Registration Statement on Form N-2, filed on March 21, 2024.
(250)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 51 to the Registration Statement on Form N-2, filed on March 28, 2024.
(251)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 52 to the Registration Statement on Form N-2, filed on April 4, 2024.
(252)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 53 to the Registration Statement on Form N-2, filed on April 11, 2024.
(253)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 54 to the Registration Statement on Form N-2, filed on April 18, 2024.
(254)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 55 to the Registration Statement on Form N-2, filed on April 25, 2024.
(255)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 56 to the Registration Statement on Form N-2, filed on May 2, 2024.
(256)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 57 to the Registration Statement on Form N-2, filed on May 9, 2024.
(257)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 58 to the Registration Statement on Form N-2, filed on May 23, 2024.
(258)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 59 to the Registration Statement on Form N-2, filed on May 31, 2024.
(259)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 60 to the Registration Statement on Form N-2, filed on June 6, 2024.
(260)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 61 to the Registration Statement on Form N-2, filed on June 13, 2024.
(261)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 62 to the Registration Statement on Form N-2, filed on June 21, 2024.
(262)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 63 to the Registration Statement on Form N-2, filed on June 27, 2024.
(263)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 64 to the Registration Statement on Form N-2, filed on July 5, 2024.
(264)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 65 to the Registration Statement on Form N-2, filed on July 11, 2024.
(265)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 66 to the Registration Statement on Form N-2, filed on July 18, 2024.
(266)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 67 to the Registration Statement on Form N-2, filed on July 25, 2024.
(267)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 68 to the Registration Statement on Form N-2, filed on August 1, 2024.
(268)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 69 to the Registration Statement on Form N-2, filed on August 8, 2024.
(269)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 70 to the Registration Statement on Form N-2, filed on August 15, 2024.
(270)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 71 to the Registration Statement on Form N-2, filed on August 22, 2024.
(271)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 72 to the Registration Statement on Form N-2, filed on August 29, 2024.
(272)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 73 to the Registration Statement on Form N-2, filed on September 12, 2024.
(273)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 74 to the Registration Statement on Form N-2, filed on September 19, 2024.
(274)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 75 to the Registration Statement on Form N-2, filed on September 26, 2024.
(275)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 76 to the Registration Statement on Form N-2, filed on October 3, 2024.
(276)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 77 to the Registration Statement on Form N-2, filed on October 10, 2024.
(277)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 78 to the Registration Statement on Form N-2, filed on October 18, 2024.

(278)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 79 to the Registration Statement on Form N-2, filed on October 24, 2024.
(279)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 80 to the Registration Statement on Form N-2, filed on October 31, 2024.
(280)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 81 to the Registration Statement on Form N-2, filed on November 7, 2024.
(281)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 82 to the Registration Statement on Form N-2, filed on November 21, 2024.
(282)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 83 to the Registration Statement on Form N-2, filed on November 29, 2024.
(283)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 84 to the Registration Statement on Form N-2, filed on December 5, 2024.
(284)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 85 to the Registration Statement on Form N-2, filed on December 12, 2024.
(285)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 86 to the Registration Statement on Form N-2, filed on December 19, 2024.
(286)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 87 to the Registration Statement on Form N-2, filed on March 13, 2025.
(287)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 88 to the Registration Statement on Form N-2, filed on March 20, 2025.
(288)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 89 to the Registration Statement on Form N-2, filed on March 27, 2025.
(289)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 90 to the Registration Statement on Form N-2, filed on April 3, 2025.
(290)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 91 to the Registration Statement on Form N-2, filed on April 10, 2025.
(291)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 92 to the Registration Statement on Form N-2, filed on April 17, 2025.
(292)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 93 to the Registration Statement on Form N-2, filed on April 24, 2025.
(293)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 94 to the Registration Statement on Form N-2, filed on May 1, 2025.
(294)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 95 to the Registration Statement on Form N-2, filed on May 8, 2025.
(295)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 96 to the Registration Statement on Form N-2, filed on May 22, 2025.
(296)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 97 to the Registration Statement on Form N-2, filed on May 30, 2025.
(297)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 98 to the Registration Statement on Form N-2, filed on June 5, 2025.
(298)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 99 to the Registration Statement on Form N-2, filed on June 12, 2025.
(299)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 100 to the Registration Statement on Form N-2, filed on June 23, 2025.
(300)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 101 to the Registration Statement on Form N-2, filed on June 26, 2025.
(301)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 102 to the Registration Statement on Form N-2, filed on July 3, 2025.
(302)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 103 to the Registration Statement on Form N-2, filed on July 10, 2025.
(303)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 104 to the Registration Statement on Form N-2, filed on July 17, 2025.
(304)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 105 to the Registration Statement on Form N-2, filed on July 24, 2025.
(305)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 106 to the Registration Statement on Form N-2, filed on July 31, 2025.
(306)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 107 to the Registration Statement on Form N-2, filed on August 7, 2025.
(307)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 108 to the Registration Statement on Form N-2, filed on August 14, 2025.

(308)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 109 to the Registration Statement on Form N-2, filed on August 21, 2025.
(309)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 110 to the Registration Statement on Form N-2, filed on August 28, 2025.
(310)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 111 to the Registration Statement on Form N-2, filed on September 11, 2025.
(311)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 112 to the Registration Statement on Form N-2, filed on September 18, 2025.
(312)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 113 to the Registration Statement on Form N-2, filed on September 25, 2025.
(313)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 114 to the Registration Statement on Form N-2, filed on October 2, 2025.
(314)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 115 to the Registration Statement on Form N-2, filed on October 9, 2025.
(315)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 116 to the Registration Statement on Form N-2, filed on October 17, 2025.
(316)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 117 to the Registration Statement on Form N-2, filed on October 23, 2025.
(317)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 118 to the Registration Statement on Form N-2, filed on October 30, 2025.
(318)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 119 to the Registration Statement on Form N-2, filed on November 6, 2025.
(319)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 120 to the Registration Statement on Form N-2, filed on November 20, 2025.
(320)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 121 to the Registration Statement on Form N-2, filed on November 28, 2025.
(321)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 122 to the Registration Statement on Form N-2, filed on December 4, 2025.
(322)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 123 to the Registration Statement on Form N-2, filed on December 11, 2025.
(323)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 124 to the Registration Statement on Form N-2, filed on December 18, 2025.
(324)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 125 to the Registration Statement on Form N-2, filed on December 29, 2025.
(325)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 126 to the Registration Statement on Form N-2, filed on January 2, 2026.
(326)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 127 to the Registration Statement on Form N-2, filed on January 8, 2026.
(327)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 128 to the Registration Statement on Form N-2, filed on January 15, 2026.
(328)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 129 to the Registration Statement on Form N-2, filed on January 23, 2026.
(329)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 130 to the Registration Statement on Form N-2, filed on January 29, 2026.
(330)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 131 to the Registration Statement on Form N-2, filed on February 5, 2026.
(331)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on February 20, 2026.
(332)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 2 to the Registration Statement on Form N-2, filed on February 26, 2026.
(333)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 3 to the Registration Statement on Form N-2, filed on March 5, 2026.
(334)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 4 to the Registration Statement on Form N-2, filed on March 12, 2026.
(335)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 5 to the Registration Statement on Form N-2, filed on March 19, 2026.
(336)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 6 to the Registration Statement on Form N-2, filed on March 26, 2026.
(337)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 7 to the Registration Statement on Form N-2, filed on April 2, 2026.

(338)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 8 to the Registration Statement on Form N-2, filed on April 9, 2026.
(339)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 9 to the Registration Statement on Form N-2, filed on April 16, 2026.
(340)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 10 to the Registration Statement on Form N-2, filed on April 23, 2026.
(341)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 11 to the Registration Statement on Form N-2, filed on April 30, 2026.
(342)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 12 to the Registration Statement on Form N-2, filed on May 7, 2026.
(343)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 13 to the Registration Statement on Form N-2, filed on May 29, 2026.
(344)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 14 to the Registration Statement on Form N-2, filed on June 11, 2026.
(345)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 15 to the Registration Statement on Form N-2, filed on June 18, 2026.
(346)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 16 to the Registration Statement on Form N-2, filed on June 25, 2026.
(347)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 17 to the Registration Statement on Form N-2, filed on July 2, 2026.
(348)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 18 to the Registration Statement on Form N-2, filed on July 9, 2026.
(349)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 19 to the Registration Statement on Form N-2, filed on July 23, 2026.
(350)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 20 to the Registration Statement on Form N-2, filed on July 30, 2026.
(351)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 21 to the Registration Statement on Form N-2, filed on August 6, 2026.
(352)	Incorporated by reference from the Registrant's Post-Effective Amendment No. 22 to the Registration Statement on Form N-2, filed on August 13, 2026.
†    Filed herewith.
*    To be filed by amendment.

ITEM 26.  MARKETING ARRANGEMENTS

The information called for by this Item 26 is omitted from this automatic shelf registration statement on Form N-2 pursuant to Rule 430B under the Securities Act. The information called for by this Item 26 will be included under the heading “Underwriting” or “Plan of Distribution” in any prospectus supplement filed for a particular offering under this automatic shelf registration statement of Form N-2.

ITEM 27.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Commission registration fee	$519,165
NASDAQ Global Select Additional Listing Fees	100,000
Accounting fees and expenses*	500,000
Legal fees and expenses*	1,000,000
Printing and engraving*	500,000
Miscellaneous fees and expenses*	100,000
Total	$2,719,165
 ___________________________________________
*    These amounts are estimates.

All of the expenses set forth above shall be borne by the Company.

ITEM 28.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

As of December 31, 2022, the following list sets forth entities in which the Registrant owns a controlling interest, the state under whose laws the entity is organized, and the percentage of voting securities or membership interests owned by the Registrant in such entity.

Name of Entity and Place of Jurisdiction	% of Voting Securities Owned
SB Forging Company, Inc. (Delaware)*	100.0%
Arctic Energy Services, LLC (Delaware)	100.0%
CP Holdings of Delaware LLC (Delaware)*	99.8%
CP Energy Services Inc. (Delaware)	99.8%
CP Well Testing, LLC (Delaware)	99.8%
ProHaul Transports, LLC (Oklahoma)	99.8%
Wright Foster Disposals, LLC (Delaware)	99.8%
Wright Trucking, Inc. (Delaware)	99.8%
Foster Testing Co., Inc. (Delaware)	99.8%
Spartan Energy Holdings, Inc. (Delaware)	96.7%
Spartan Energy Services, LLC (Delaware)	96.7%
Spartan Thru Tubing Services, LLC (Delaware)	75.9%
Spartan Well Testing Services, LLC (Delaware)	96.7%
Spartan Flow Control Services, LLC (Delaware)	96.7%
Echelon Transportation LLC (Delaware)	100.0%
Echelon Aviation II, LLC (Delaware)	100.0%
Echelon Prime Coöperatief U.A. (Netherlands)	100.0%
Echelon Ireland Madison One Limited (Ireland)	100.0%
AerLift Leasing Limited (Isle of Man)	60.7%
AerLift Leasing Jet Limited (Ireland)	60.7%
AerLift Leasing Isle of Man MSN 28415 Limited (Isle of Man)	60.7%
Alpha Fifteenth Waha Lease Limited (Isle of Man)	60.7%
Bravo Fifteenth Lease Limited (Isle of Man)	60.7%
Fourteenth Waha Lease Limited (Isle of Man)	60.7%
Wahaflot Leasing 1 Limited (Cyprus)	60.7%
AerLift Leasing Netherlands B.V. (Netherlands)	60.7%
AerLift Leasing Isle of Man 1 Limited (Isle of Man)	60.7%
Alpha Ireland Leasing MSN 1149 Limited (Ireland)	60.7%
Bravo Ireland Leasing MSN 1156 Limited (Ireland)	60.7%
Energy Solutions Holdings Inc. (Delaware)*	100.0%
Freedom Marine Solutions, LLC (Delaware)	100.0%
Vessel Company, LLC (Louisiana)	100.0%
Vessel Company II, LLC (Louisiana)	100.0%
MV Gulf Endeavor LLC (Louisiana)	100.0%
MV Clint LLC (Louisiana)	100.0%
MV JF Jett LLC (Louisiana)	100.0%
Vessel Company III, LLC (Louisiana)	100.0%
MV FMS Courage LLC (Louisiana)	100.0%
MV FMS Endurance LLC (Louisiana)	100.0%
Yatesville Coal Company, LLC (Delaware)	100.0%
First Tower Holdings of Delaware LLC (Delaware)*	100.0%

Name of Entity and Place of Jurisdiction	% of Voting Securities Owned
First Tower Finance Company LLC (Mississippi)†	80.1%
First Tower, LLC (Mississippi)†	80.1%
First Tower Loan, LLC (Louisiana)†	80.1%
Gulfco of Louisiana, LLC (Louisiana)†	80.0%
Gulfco of Mississippi, LLC (Mississippi)†	80.0%
Gulfco of Alabama, LLC (Alabama)†	80.0%
Tower Loan of Illinois, LLC (Mississippi)†	80.0%
Tower Loan of Mississippi, LLC (Mississippi)†	80.0%
Tower Loan of Missouri, LLC (Mississippi)†	80.0%
Tower Auto Loan, LLC (Mississippi)†	80.0%
Tower Loan of Texas, LLC (Mississippi)	80.0%
InterDent, Inc. (Delaware)	99.9%
InterDent Service Corporation (Washington)	99.9%
Capitol Dental Care, Inc. (Oregon)	99.9%
Managed Dental Care of Oregon, Inc. (Oregon)	99.9%
Dedicated Dental Systems, Inc. (Washington)	99.9%
Southwest Dental Group, LTD (Arizona)	99.9%
Gentle Dental Smile Plan, LLC	99.9%
American Federated Holding Company (Mississippi)†	80.0%
American Federated Insurance Company, Inc. (Mississippi)†	80.0%
American Federated Life Insurance Company, Inc. (Mississippi)†	80.0%
NMMB Holdings, Inc. (Delaware)*	100.0%
NMMB, Inc. (Delaware)	90.4%
Refuel Agency, Inc. (Delaware)	90.4%
Armed Forces Communications, Inc. (New York)	90.4%
Prospect Capital Funding LLC (Delaware)*	100.0%
Prospect Yield Corporation, LLC (Delaware)*	100.0%
Pacific World Corporation (California)	100.0%
The W.E. Bassett Company (Connecticut)	100.0%
Pacific World De Mexico, S. De R.L. De C.V. (Mexico)	100.0%
Pacific World Limited (England and Wales)	100.0%
Fing’rs (Europe) AG (Switzerland)	100.0%
Fing’rs (Deutshland) GmbH (Germany)	100.0%
Wolf Energy, LLC (Delaware)	99.8%
Appalachian Energy Holdings, LLC (Delaware)	99.8%
C & S Operating, LLC (Delaware)	99.8%
Wolf Energy Services Company, LLC (Delaware)	99.8%
R-V Industries, Inc. (Pennsylvania)	88.3%
STI Holding, Inc. (Delaware)	100.0%
Arlington Park Marietta, LLC (Delaware)	93.3%
NPH Gulf Coast Holdings, LLC (Delaware)	99.3%
NPH Property Holdings, LLC (Delaware)*	100.0%
NPH Property Holdings II, LLC (Delaware)*	100.0%
American Consumer Lending Holdings Limited (Cayman Islands)	100.0%
American Consumer Lending Limited (Cayman Islands)	100.0%

Name of Entity and Place of Jurisdiction	% of Voting Securities Owned
American Consumer Lending V, LLC (Delaware)	100.0%
American Consumer Lending VI, LLC (Delaware)	100.0%
American Consumer Lending III (Near-Prime), LLC (Delaware)	100.0%
American Consumer Lending IV (Near-Prime), LLC (Delaware)	100.0%
ACL Near-Prime, LLC (Delaware)	100.0%
National Marketplace Finance, LLC (Delaware)	100.0%
American Consumer Lending VII, LLC (Delaware)	100.0%
Murray Hill Marketplace Trust 2016-LC1 (Delaware)	100.0%
Murray Hill Grantor Trust 2016-LC1 (Delaware)	100.0%
Murray Hill 2016-LC1 Holdings, LLC (Delaware)	100.0%
Murray Hill Securitization Holdings Limited (Cayman Islands)	100.0%
National Property REIT Corp. (Maryland)	100.0%
NPH Guarantor, LLC (Delaware)	100.0%
ACL Loan Holdings, Inc. (Delaware)	100.0%
ACL Loan Company, Inc. (Delaware)	100.0%
ACL Loan Company III, Inc. (Delaware)	100.0%
ACL Consumer Loan Trust (Delaware)	100.0%
ACL Consumer Loan Trust III (Delaware)	100.0%
ACL Consumer Loan Trust V (Delaware)	100.0%
ACL Patient Solutions Trust (Delaware)	100.0%
CLUB Credit Trust 2018-NP1 (Delaware)	56.4%
CLUB Grantor Trust 2018-NP1 (Delaware)	56.4%
LCIT 2016-NP2 (Delaware)	72.6%
LCIT Grantor Trust 2016-NP2 (Delaware)	72.6%
National General Lending Limited	100.0%
NGL Subsidiary, Ltd	100.0%
Columbus OH Apartments HoldCo, LLC (Delaware)	79.1%
Crown Pointe Passthrough, LLC (Delaware)	80.0%
Crown Pointe SPE, LLC (Delaware)	80.0%
SSIL I, LLC (Delaware)	80.0%
SSIL Orchard Village, LLC (Delaware)	80.0%
9220 Old Lantern Way Holdings, LLC (Delaware)	92.5%
Baymeadows Holdings, LLC (Delaware)	92.5%
7915 Baymeadows Circle Owner LLC (Delaware)	92.5%
8025 Baymeadows Circle Owner LLC (Delaware)	92.5%
Southfield Holdings, LLC (Delaware)	92.5%
23275 Riverside Drive Owner LLC (Delaware)	92.5%
23741 Pond Road Owner LLC (Delaware)	92.5%
Steeplechase Holdings, LLC (Delaware)	92.5%
150 Steeplechase Way Owner, LLC (Delaware)	92.5%
Olentangy Commons Holdings, LLC (Delaware)	92.5%
Olentangy Commons Owner, LLC (Delaware)	92.5%
Villages of Wildwood Holdings, LLC (Delaware)	92.5%
Villages of Wildwood Owner, LLC (Delaware)	92.5%
Falling Creek Holdings LLC (Delaware)	90.0%

Name of Entity and Place of Jurisdiction	% of Voting Securities Owned
Falling Creek BL Owner, LLC (Delaware)	90.0%
Abbie Lakes OH Partners, LLC (Delaware)	79.1%
Kengary Way OH Partners, LLC (Delaware)	79.1%
Jefferson Chase OH Partners, LLC (Delaware)	79.1%
Lakepoint OH Partners, LLC (Delaware)	79.1%
Heatherbridge OH Partners, LLC (Delaware)	79.1%
Sunbury OH Partners, LLC (Delaware)	79.1%
Lakeview Trail OH Partners, LLC (Delaware)	79.1%
Goldenstrand OH Partners, LLC (Delaware)	79.1%
Vesper Portfolio JV, LLC (Delaware)	67.0%
Vesper Tuscaloosa LLC (Delaware)	67.0%
Vesper Iowa City LLC (Delaware)	67.0%
Vesper Corpus Christi LLC (Delaware)	67.0%
Vesper Campus Quarters LLC (Delaware)	67.0%
Vesper College Station LLC (Delaware)	67.0%
Vesper Kennesaw LLC (Delaware)	67.0%
Vesper Statesboro LLC (Delaware)	67.0%
Vesper Manhattan KS LLC (Delaware)	67.0%
9220 Old Lantern Way Owner, LLC (Delaware)	92.5%
Lorring Owner, LLC (Delaware)	80.0%
Lorring Park Apts, LLC (Delaware)	80.0%
Hamptons Apartments Holdings, LLC (Delaware)	92.5%
Hamptons Apartments Owner, LLC (Delaware)	92.5%
5224 Long Road Holdings, LLC (Delaware)	92.5%
5224 Long Road Apartments, LLC (Delaware)	92.5%
Druid Hills Holdings, LLC (Delaware)	96.3%
Druid Hills Apartments, LLC (Delaware)	96.3%
Bel Canto NPRC, LLC (Delaware)	88.0%
Bel Canto NPRC Parcstone, LLC (Delaware)	88.0%
Bel Canto NPRC Stone Ridge, LLC (Delaware)	88.0%
Sterling Place Holdings, LLC (Delaware)	92.5%
Sterling Place Apartment Owner, LLC (Delaware)	92.5%
SPCP Hampton, LLC (Delaware)	80.0%
SPCP Hampton Owner, LLC (Delaware)	80.0%
Palmetto Creek Holdings, LLC (Delaware)	90.0%
Palmetto Creek BL Owner, LLC (Delaware)	90.0%
Valora at Homewood Holdings, LLC (Delaware)	90.0%
Valora at Homewood BL, LLC (Delaware)	90.0%
NPRC Fairburn, LLC (Delaware)	100.0%
NPRC Grayson, LLC (Delaware)	100.0%
NPRC Taylors, LLC (Delaware)	100.0%
Spartanburg Holdings, LLC (Delaware)	96.3%
Parkside at Laurel West Owner, LLC (Delaware)	96.3%
Willows at North End Owner, LLC (Delaware)	96.3%
SPCP Edge CL, LLC (Delaware)	80.0%

Name of Entity and Place of Jurisdiction	% of Voting Securities Owned
SPCP Edge CL Owner, LLC (Delaware)	80.0%
Credit Central Holdings of Delaware, LLC (Delaware)*	100.0%
Credit Central Loan Company, LLC (South Carolina)	99.8%
Credit Central, LLC (South Carolina)	99.8%
Credit Central Anderson, LLC (South Carolina)	99.8%
Credit Central South, LLC (South Carolina)	99.8%
Credit Central of Tennessee, LLC (South Carolina)	99.8%
Credit Central of Texas, LLC (South Carolina)	99.8%
Mity Holdings of Delaware, Inc.	100.0%
MITY, Inc. (Utah)	100.0%
MITY-LITE, Inc. (Utah)	100.0%
Broda Canada ULC (British Columbia, Canada)	100.0%
Broda GP, ULC (Canada)	100.0%
Broda Limited Partnership (Canada)	100.0%
Holsag Canada, Inc. (Canada)	100.0%
Atlas and Lane, LLC (Utah)	100.0%
Mity FSC, Inc. (Utah)	100.0%
Broda USA, Inc. (Utah)	100.0%
Nationwide Acceptance Holdings LLC (Delaware)*	100.0%
Nationwide Loan Company LLC (Delaware)	94.5%
Nationwide Online Lending LLC (Delaware)	94.5%
Pelican Loan Company LLC (Delaware)	94.5%
Nationwide Acceptance LLC (Delaware)	94.5%
Hercules Insurance Agency LLC (Illinois)	94.5%
Nationwide CAC LLC (Illinois)	94.5%
Nationwide Cassel LLC (Illinois)	94.5%
Nationwide Installment Services LLC (Illinois)	94.5%
Nationwide Loans LLC (Illinois)	94.5%
Nationwide Nevada LLC (Illinois)	94.5%
Nationwide Northwest LLC (Illinois)	94.5%
Nationwide Southeast LLC (Illinois)	94.5%
Nationwide West LLC (Illinois)	94.5%
NIKO Credit Services LLC (Illinois)	94.5%
Valley Electric Holdings I, Inc. (Delaware)*	100.0%
Valley Electric Holdings II, Inc. (Delaware)*	100.0%
Valley Electric Company, Inc. (Delaware)	95.0%
VE Company, Inc (Delaware)	95.0%
Valley Electric Co. of Mt. Vernon, Inc. (Washington)	95.0%
USES Corp. (Delaware)	99.9%
USES, Inc. (Texas)	99.9%
United States Environmental Services, LLC (Louisiana)	99.9%
UTP Holdings Group, Inc. (Delaware)	100.0%
Universal Turbine Parts, LLC (Delaware)	100.0%
B.V. Aviation, LLC (Delaware)	100.0%
Prospect Realty Income Trust Corp. (Delaware)	100.0%

Name of Entity and Place of Jurisdiction	% of Voting Securities Owned
Kickapoo, LLC (Delaware)	100.0%
Elliot Apartments Norcross, LLC (Delaware)	90.0%
Vida Borrower, LLC (Delaware)	90.0%
Jackson 4 Pack JV LLC (Delaware)	80.0%
Jackson Crosswinds, LLC (Delaware)	80.0%
Jackson Lakeshore Landing, LLC (Delaware)	80.0%
Jackson Pear Orchard, LLC (Delaware)	80.0%
Jackson Reflection Pointe, LLC (Delaware)	80.0%
NPRC Fairburn Holding, LLC (Delaware)	100.0%
NPRC Grayson Holding, LLC (Delaware)	100.0%
NPRC Lancaster LLC (Delaware)	100.0%
NPRC Rutland LLC (Delaware)	100.0%
NPRC Twin Oaks LLC (Delaware)	100.0%
NPRC Wolfchase LLC (Delaware)	100.0%
Orlando 442 Owner, LLC (Delaware)	90.0%
Orlando 442 Venture, LLC (Delaware)	90.0%
Southport Holdings LLC (Delaware)	92.5%
Southport Owner LLC (Delaware)	92.5%
Terraces at Perkins Rowe JV LLC (Delaware)	62.3%
Perkins Rowe Owner LLC (Delaware)	62.3%
TP Cheyenne Operations, LLC (Delaware)	90.0%
TP Cheyenne, LLC (Delaware)	90.0%
TP Kokomo Operations, LLC (Delaware)	90.0%
TP Kokomo, LLC (Delaware)	90.0%
TP Pueblo Operations, LLC (Delaware)	90.0%
TP Pueblo, LLC (Delaware)	90.0%
TP Stillwater Operations, LLC (Delaware)	90.0%
TP Stillwater, LLC (Delaware)	90.0%
TP-NPRC Senior Living Holdings, LLC (Delaware)	90.0%
TP-NPRC Senior Living Operations, LLC (Delaware)	90.0%
TP-NPRC Senior Living, LLC (Delaware)	90.0%
___________________________________________
*    Entity is consolidated for purposes of financial reporting.
†    Entities for which separate financial statements are filed.

Prospect Capital Management L.P., a Delaware limited partnership, does not own any shares of the Registrant. Without conceding that Prospect Capital Management L.P. controls the Registrant, Prospect Capital Management or an affiliate of Prospect Capital Management L.P. is the general partner or equivalent of, and may be deemed to control, the following entities:

Name	Jurisdiction of Organization
Prospect Management Group LLC	Delaware
Prospect Administration LLC	Delaware
Prospect Capital Opportunity Fund Management LLC	Delaware
Priority Senior Secured Income Management, LLC	Delaware
Prospect Flexible Income Management, LLC	Delaware
Prospect Capital Investment Management, LLC	Delaware
Prospect Capital Management Inc.	Delaware
Patriots Finance LLC	Delaware
Patriots Asset Management LLC	Delaware
Prospect Capital Benefits LLC	Delaware
Prospect Opportunity Zone Fund LP	Delaware
PCM Opportunity Zone Fund Advisor LLC	Delaware
PCM Opportunity Zone Fund GP LLC	Delaware

ITEM 29.  NUMBER OF HOLDERS OF SECURITIES

The following table sets forth the approximate number of record holders of our common stock at February 8, 2023.

Title of Class	Number of Record Holders
Common Stock, par value $.001 per share	168

ITEM 30.  INDEMNIFICATION

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our charter authorizes us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to obligate ourselves to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Investment Advisory Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, Prospect Capital Management LLC (the “Adviser”) and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with it are entitled to indemnification from the Company for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under the Investment Advisory Agreement or otherwise as an investment adviser of the Company.

The Administration Agreement provides that, absent willful misfeasance, bad faith or negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, Prospect Administration LLC and its officers, manager, agents, employees, controlling persons, members and any other person or entity affiliated with it are entitled to indemnification from the Company for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of Prospect Administration LLC’s services under the Administration Agreement or otherwise as administrator for the Company.

The Administrator is authorized to enter into one or more sub-administration agreements with other service providers (each a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall be in accordance with the requirements of the 1940 Act and other applicable U.S. Federal and state law and shall contain a provision requiring the Sub-Administrator to comply with the same restrictions applicable to the Administrator.

ITEM 31.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

A description of any other business, profession, vocation or employment of a substantial nature in which the Adviser, and each managing member, director or executive officer of the Adviser, is or has been during the past two fiscal years, engaged in for his or her own account or in the capacity of director, officer, employee, partner or trustee, is set forth in Part A of this Registration Statement in the section entitled “Management.” Additional information regarding the Adviser and its officers and directors is set forth in its Form ADV, as filed with the Securities and Exchange Commission (SEC File No. 801-62969), and is incorporated herein by reference.

ITEM 32.  LOCATION OF ACCOUNTS AND RECORDS

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, and the rules thereunder are maintained at the offices of:

(1)the Registrant, Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, NY 10016;

(2)the Transfer Agent, American Stock Transfer & Trust Company;

(3)the Custodians, U.S. Bank National Association, Israeli Discount Bank of New York Ltd., Fifth Third Bank, Customers Bank and Peapack-Gladstone Bank; and

(4)the Adviser, Prospect Capital Management L.P., 10 East 40th Street, 42nd Floor, New York, NY 10016.

ITEM 33.  MANAGEMENT SERVICES

Not Applicable.

ITEM 34.  UNDERTAKINGS

1.Not applicable.

2.Not applicable.

3.The Registrant undertakes:

a.not applicable;

b.that, for the purpose of determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof;

c.to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

d.for the purpose of determining liability under the Securities Act to any purchaser that:
        (1) if the Registrant is relying on Rule 430B: (A) each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (x), or (xi) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

        (2) if the Registrant is subject to Rule 430C under the Securities Act, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of this registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersedes or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use. and

e.for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(1) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(2) free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(3) the portion of any other free writing prospectuses or advertisement pursuant to Rule 482 under the Securities Act relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(4) any other communication that is an offer in the offering made by the Registrant to the purchaser..

4.    Not applicable.

5.    for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.    insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant undertakes, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, to submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and the Registrant will be governed by the final adjudication of such issue..

7.    to send by first class mail or other means designed to ensure equally prompt delivery within two business days of receipt of a written or oral request, any prospectus or Statement of Additional Information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post Effective Amendment No. 23 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on the 20th day of August 2026.

PROSPECT CAPITAL CORPORATION

By:	/s/ JOHN F. BARRY III
John F. Barry III Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 23 to the Registration Statement has been signed by the following persons in the capacities indicated on August 20, 2026. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

Signature	Title

/s/ JOHN F. BARRY III	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
John F. Barry III

/s/ M. GRIER ELIASEK	Chief Operating Officer and Director
M. Grier Eliasek

/s/ KRISTIN L. VAN DASK	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)
Kristin L. Van Dask

/s/ WILLIAM J. GREMP*	Director
William J. Gremp

/s/ ANDREW C. COOPER*	Director
Andrew C. Cooper

/s/ EUGENE S. STARK*	Director
Eugene S. Stark

*By:	/s/ M. GRIER ELIASEK
M. Grier Eliasek, as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
(d)(834)	One Thousand Seven Hundredth Supplemental Indenture dated as of August 20, 2026, to the U.S. Bank Indenture, and Form of 6.000% Prospect Capital InterNote® due 2029
(d)(835)	One Thousand Seven Hundred First Supplemental Indenture dated as of August 20, 2026, to the U.S. Bank Indenture, and Form of 6.250% Prospect Capital InterNote® due 2031
(d)(836)	One Thousand Seven Hundred Second Supplemental Indenture dated as of August 20, 2026, to the U.S. Bank Indenture, and Form of 6.500% Prospect Capital InterNote® due 2033